As filed with the Securities and Exchange Commission on September 22, 1997
                                                  Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                         WYMAN PARK BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                     6035                                          Applied For
 (State or other jurisdiction of              (Primary Standard Industrial                (I.R.S. Employer Identification No.)
 incorporation or organization)               Classification Code Number)

                11 West Ridgely Road, Lutherville, Maryland 21094
                                 (410) 252-6450
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                          Ernest A. Moretti, President
                         Wyman Park Bancorporation, Inc.
                              11 West Ridgely Road
                           Lutherville, Maryland 21094
                                 (410) 252-6450
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                  Please send copies of all communications to:

                            Jeffrey M. Werthan, P.C.
                                Gary A. Lax, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (a limited liability partnership including professional corporations)
                            1100 New York Avenue, NW
                            Washington, DC 20005-3934
                                 (202) 414-6100
                                   ----------
                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    Proposed Maximum       Proposed Maximum
   Title of Each Class of                    Amount to be            Offering Price             Aggregate              Amount of
Securities to be Registered                  Registered(1)           Per Share (1)          Offering Price(1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share       925,750 shares             $10.00                $9,257,500                 $2,806(1)
====================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
 [LOGO]

                         WYMAN PARK BANCORPORATION, INC.
  (Proposed Holding Company for Wyman Park Federal Savings & Loan Association)

                                $10.00 Per Share
                         805,000 Shares of Common Stock
                              (Anticipated Maximum)

     Wyman Park Bancorporation, Inc. (the "Holding Company") is offering up to 805,000 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of Wyman Park Federal Savings & Loan Association, Lutherville, Maryland ("Wyman Park" or the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the issuance of all of Wyman Park's outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Association's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given, in order or priority, to (i) Wyman Park's depositors with qualifying minimum deposits as of March 31, 1996 ("Eligible Account
Holders"), (ii) tax-qualified employee plans of Wyman Park and the Holding Company ("Tax-Qualified Employee Plans") including the Holding Company's Employee Stock Ownership Plan (the "ESOP"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Wyman Park's depositors as of September 30, 1997 ("Supplemental Eligible Account Holders"), (iv) depositors as of ________, 1997 and certain borrowers ("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering").
                                                        (continued on next page)

                                   ----------

               FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK
                     INFORMATION CENTER AT (410) ___-____.

                                   ----------

    FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED, SEE "RISK FACTORS"
                              BEGINNING ON PAGE __.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATOR, THE OFFICE OF THRIFT
    SUPERVISION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH
     COMMISSION, REGULATOR, OFFICE OR CORPORATION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
        IS A CRIMINAL OFFENSE. THE SHARES OF COMMON STOCK OFFERED HEREBY
            ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                         OR ANY OTHER GOVERNMENT AGENCY.

================================================================================
                                                Estimated
                                               Underwriting
                                                   Fees
                                                Commissions
                                                    and       Estimated Net
                                  Purchase         Other        Conversion
                                  Price(1)      Expenses(2)    Proceeds(3)
                                  --------      -----------    -----------
Per Share(4) .................         $10.00          $.59           $9.41
Minimum Total ................  $5,950,000.00   $392,129.00   $5,557,871.00
Midpoint Total ...............  $7,000,000.00   $410,000.00   $6,590,000.00
Maximum Total ................  $8,050,000.00   $427,871.00   $7,622,129.00
Maximum Total, As Adjusted(5)   $9,257,500.00   $448,423.00   $8,809,077.00
================================================================================
----------

(1) Determined on the basis of an appraisal prepared by Ferguson & Company, Inc. ("Ferguson") dated as of August 22, 1997, which states that the estimated pro forma market value of the Common Stock ranged from $5,950,000 to $8,050,000 or between 595,000 shares and 815,000 shares, of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of estimated costs to the Association and the Holding Company in the Conversion, including commissions payable to Trident Securities, Inc. ("Trident Securities") estimated to be $392,129 and $427,871, respectively, based on the minimum and the maximum of the Estimated Valuation Range, in connection with the Subscription and Community Offering. Trident Securities has no obligation to purchase the Common Stock. Such fees and commissions to selected dealers, if any, may be deemed to be underwriting fees. See "Pro Forma Data" and "The Conversion - Stock Price and Number of Shares to be Issued" for information regarding such fees and expenses. The Holding Company has agreed to indemnify Trident Securities against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act"). Actual expenses and thus net proceeds, may be more or less than estimated amounts.

(3) Net Conversion proceeds may vary from the estimated amounts, depending on the number of shares issued and the number of shares sold subject to commissions. The actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the offering.

(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $.66, $.53 or $.48, respectively, resulting in estimated net Conversion proceeds per share of $9.34, $9.47 or $9.52, respectively.

(5) As adjusted to give effect to the sale of up to an additional 120,750 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                            TRIDENT SECURITIES, INC.
                  The date of this Prospectus is ________, 1997

(continued from prior page)

   Subject to the prior rights of holders of Subscription Rights, the Holding Company may offer the Common Stock for sale in a direct community offering to members of the general public, with a first preference to natural persons residing in Baltimore and Anne Arundel Counties, Maryland (the "Community Offering" and when combined with the Subscription Offering are referred collectively as the "Subscription and Community Offering"). The Association and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Community Offering. Subscription Rights are non- transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government.

   The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Association as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $5.95 million to $8.05 million (the "Estimated Valuation Range"), the Holding Company is offering for sale up to 805,000 shares. Depending upon the market and financial conditions at the time of the completion of the offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 805,000 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $5,950,000 or above $9,257,500, or if the offering is extended beyond __________, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Offering of Holding Company Common Stock."

   With the exception of the Tax-Qualified Employee Plans and certain large depositors, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $100,000 of Common Stock. In the aggregate, no person, together with associates of and persons acting in concert with such person or persons on a single account, may purchase more than $100,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range. Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Association and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions."

   The Holding Company must receive an order form and certification form (together referred to as the "Order Form"), together with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Association) for all shares for which subscription is made, at any office of the Association, by 12:00 noon, Lutherville, Maryland time, on ________, 1997, unless the Subscription and Community Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). See "The Conver sion - Offering of Holding Company Common Stock." Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

   Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board ("OTC Bulletin Board"). If the common stock cannot be quoted and traded on the Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See
"Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                  [MAP TO COME]

                               PROSPECTUS SUMMARY


         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.

Wyman Park Bancorporation, Inc.

         The Holding Company, Wyman Park Bancorporation, Inc., was formed in 1997 by Wyman Park under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that Wyman Park will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of Wyman Park and up to approximately 50% of the net proceeds from the Conversion, a portion of which is expected to be used to fund the Holding Company's loan to its Employee Stock Ownership Plan ("ESOP"). See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of Wyman Park.

         The executive office of the Holding Company is located at 11 West Ridgely Road, Lutherville, Maryland 21093 and its telephone number at that address is (410) 252-6450. See "Wyman Park Bancorporation, Inc."

Wyman Park

         Wyman Park was founded in 1914 as an Maryland-chartered mutual association and converted to a federally chartered association in 1937. Wyman Park serves the financial needs of families and local businesses in its primary market area through its main office located in central Baltimore County and through its branch office located in northern Anne Arundel County, Maryland. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 1997, Wyman Park had total assets of $62.2 million, deposits of $56.1 million and retained earnings of $4.8 million (or 7.7% of total assets).

         Wyman Park's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgage and, to a lesser extent, commercial real estate, multi-family, consumer (secured and unsecured), land and second mortgage loans in its market area. The Association also invests in investment securities consisting primarily of U.S. government obligations and various types of short-term liquid assets.
See "Business."

         The Association's basic mission is to maintain its focus as an independent, community- oriented financial institution serving customers in its primary market area. The Board of Directors has sought to accomplish this mission through the adoption of a strategy designed to improve its capital position and maintain its high asset quality, manage the Association's sensitivity to changes in interest rates and improve the Association's net interest margin. The Association has attempted to effect its strategy by (i) continuing to emphasize one- to four-family permanent and construction residential mortgage lending, (ii) supplementing residential lending with investments in commercial real estate, consumer and other loans, (iii) emphasizing the origination of adjustable rate and short-and medium-term (up to 15 years) loans and investments; and (iv) maintaining a low overhead.

         Financial highlights of the Association include the following:

          o Capital Position. - At June 30, 1997, the Association had retained earnings of $4.8 million (7.6 of total assets). Wyman Park's regulatory capital exceeds all regulatory capital requirements. At June 30, 1997, Wyman Park's risk-based capital totaled $5.0 million which was approximately $2.3 million above the Association's capital requirement at such date. Assuming on a pro forma basis that $8.05 million of shares, the maximum of the Estimated Valuation Range, were sold in the Conversion and approximately 50% of the net Conversion proceeds were contributed to Wyman Park by the Holding Company, as of June 30, 1997, the Association's risk-based capital would have been $7.9 million (22.5% of risk adjusted total assets). See "Regulation - Regulatory Capital Requirements."

          o Asset Quality. - The Association's ratio of non-performing assets to total assets was .28% at June 30, 1997. The Association's non-performing assets primarily consist of one- to four-family mortgage loans. See "Business - Delinquencies and Non- Performing Assets."

         The information set forth above should be considered in light of the factors described under the caption "Risk Factors." For additional information regarding the implementation of the Association's business strategy, see
"Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Forward-Looking Statements

         When used in this Form 10-KSB and in future filings by the Holding Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Holding Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Holding Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Holding Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are subject to the above-stated qualifications in any event. The Holding Company wishes to advise readers that the factors listed above could affect the Holding Company's financial performance and could cause the Holding Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Holding Company does not undertake--and specifically declines any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The Conversion

         Plan of Conversion. Under the Plan of Conversion, the Conversion is subject to certain conditions, including the prior approval of the Plan by the Association's members at a Special Meeting to be held on __________, 1997. After the Conversion, the Association's current voting members (who include certain deposit account holders and certain borrowers) will have no voting rights in Wyman Park and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Association. See "The Conversion Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights."

         The Subscription and Community Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors in the Association on March 31, 1996); (ii) Tax-Qualified Employee
Plans (in this case, the Holding Company's ESOP); provided, however, that the Tax- Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors in the Association on September 30, 1997); (iv) Other Members (e.g., depositors of the Association as of _________, 1997); and (v) employees, officers and directors of the Association. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by _:__ _.m.,
Lutherville, Maryland time, on __________, 1997, unless extended (the "Expiration Date").

         Concurrently, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered at the same price in the Community Offering to members of the general public, with a preference given to natural persons residing in Baltimore and Anne Arundel Counties, Maryland. The Association and the Holding Company have engaged Trident Securities as financial advisor and to assist in the distribution of shares of Common stock. Depending on market conditions and subject to the prior rights of holders of Subscription Rights, the Common Stock may be offered for sale to the general public on a best efforts basis in the Community Offering through a selected dealers arrangement to be coordinated by Trident Securities.

         The Association has established a Stock Information Center, managed by Trident Securities, to coordinate the Subscription and Community Offering, including tabulating orders and answering questions about the Subscription and Community Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Association's office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Association. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. The Association will not accept wire transfers for the payment of stock for any reason. See "The Conversion - Method of Payment for Subscriptions."

         Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans and certain large depositors, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $100,000 of Common Stock offered in the Conversion. In the aggregate, no person or group of persons acting in concert (other than the Tax-Qualified Employee Plans) or persons on a single account may purchase more than $100,000 of Common Stock offered in the Conversion. These purchase limits may be increased or decreased consistent with OTS regulations at the sole discretion of the Holding Company and the Association. See "The Con version - Offering of Holding Company Common Stock."

         Prospectus Delivery and Procedure for Purchasing Shares. To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. The Association will accept for processing orders submitted on original order forms with an executed certification. Photocopies or facsimile copies of order forms or the form of certification will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted. See "The Conversion - Method of Payment for Subscriptions."

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members receive their stock purchase priorities, depositors must list all accounts on the Order Form, giving all names on each account and the account number as of the applicable record date.

         Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights or the shares of Common Stock to be issued upon their exercise. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

         Stock Pricing. The price of the Common Stock is $10.00 per share and is the same for all purchasers, including insiders. The aggregate pro forma market value of the Holding Company and Wyman Park, as converted, was estimated by Ferguson, a firm experienced in appraising converting thrift institutions, to range from $5,950,000 to $8,050,000 at August 22, 1997 (the "Estimated Valuation Range"). Depending on market and financial conditions at the completion of the Subscription and Community Offering, the number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 805,000 shares offered hereby and the price per share may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the number of shares to be issued multiplied by the price per share is less than $5,950,000 or more than $9,257,500. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

          The Ferguson appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Wyman Park and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Wyman Park or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Purchases by Directors and Officers

         The directors and officers of Wyman Park intend to purchase, in the Subscription Offering for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $600,000 of Common Stock or 8.6% of the shares to be issued in the Conversion at the midpoint of the Estimated Valuation Range (exclusive of an aggregate of 8% of the shares to be issued in the Conversion which are anticipated to be purchased by the ESOP). See "The Conversion - Participation by the Board."

Potential Benefits of Conversion to Directors and Executive Officers

         Employee Stock Ownership Plan. The Board of Directors of the Association has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Association. All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Association contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of the Holding Company's Common Stock based upon compensation earned during the year with respect to which the contribution is made. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion (approximately $476,000 to $644,000 of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Association over a ten-year period. These contributions will increase the compensation expense of the Association. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

         Employment   Agreement.   The  Association  has  had,  since  1989,  an
employment contract with its President, Ernest A. Moretti. The agreement provides for a salary, contains bonus provisions tied to the Association's performance, and has a term of three years (subject to an annual extension for an additional year following an annual performance review). The key terms of this agreement are expected to be incorporated into a new agreement which also provides that under certain circumstances, including a change in control, Mr. Moretti would be entitled, subject to certain limitations, to a severance payment. See "Management - Executive Compensation - Employment Agreement."

         Other Stock Benefit Plans. In addition to the ESOP and the employment agreements, in the future the Holding Company may consider the implementation of a stock option plan ("Stock Option Plan") and recognition and retention plan ("RRP") for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such stock option plan or RRP will not be implemented within one year of the date of the consummation of the Conversion, subject to continuing OTS jurisdiction. If a determination is made to implement a stock option plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, they will affect the Holding Company's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

Use of Proceeds

         The net proceeds from the sale of Common Stock in the Conversion (estimated at $5.6 million, $6.6 million, $7.6 million and $8.8 million based on the minimum, midpoint, maximum and 15% above the maximum respectively, number of shares, respectively) will substantially increase the capital of Wyman Park. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of Wyman Park to be issued upon Conversion and will retain approximately 50% of the net proceeds. The proceeds retained by the Holding Company will be invested initially in short-term securities of a type similar to those invested in by the Association. In addition, the Holding Company, subject to regulatory approval, is expected to fund the ESOP loan. Such proceeds will also be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by applicable regulation. The Holding Company currently has no specific plan to make any such repurchases of any of its Common Stock. The net proceeds received by Wyman Park will become part of Wyman Park's general funds for use in its business, subject to applicable regulatory restrictions, and will be available to use for the acquisition of deposits or assets or both from other institutions, although no such acquisitions are being contemplated at this time, or for other corporate purposes. See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as on the OTS restrictions on repurchases of the Holding Company's stock.

Dividends

         The Holding Company anticipates paying an initial annual cash dividend on the Common Stock at a rate of approximately 3.0% of the Purchase Price ($.30 per share) of the Common Stock following the first full quarter following completion of the Conversion. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends," "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions."

         The Holding Company currently has no intention to initiate, and will not initiate for a period of at least one year following completion of the Stock Conversion, any action which leads to a return of capital (as distinguished from a dividend) to stockholders of the Holding Company.

Market For Common Stock

         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident Securities has indicated its intention to make a market in the Common Stock If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active or liquid trading market will develop for the Common Stock, or if a market develops, that it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Risk Factors

         Special attention should be given to the following factors discussed under "Risk Factors": lending activities; vulnerability to changes in interest rates; competition; geographical concentration of loans; certain anti-takeover provisions; voting control of shares by the Board, management, and employee plans; low return on equity and low net interest margin; ESOP compensation expense; absence of prior market for common stock; proposed federal legislation; and risk of delay.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION



                                                    June 30,
                                      ------------------------------------------
                                      1997     1996     1995     1994      1993
                                      ----     ----     ----     ----      ----
                                                  (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets ......................  $62,241  $63,866  $64,258  $64,666  $65,405
Loans receivable, net .............   55,189   53,244   54,403   52,093   48,724
Mortgage-backed securities ........      356      424      520      605    4,912
Investment securities .............    2,993    2,964    5,920    7,935    8,300
Deposits ..........................   56,095   57,871   58,474   59,389   59,765
Retained earnings-
 substantially restricted .........    4,755    4,621    4,327    3,894    3,396




                                                  Year Ended June 30,
                                      ------------------------------------------
                                      1997     1996     1995      1994     1993
                                      ----     ----     ----      ----     ----
                                                    (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ............  $ 4,658  $ 4,725  $ 4,788   $ 4,537  $ 4,988
Total interest expense ...........    2,756    3,073    2,891     2,777    3,202
                                    -------  -------  -------   -------  -------
   Net interest income ...........    1,902    1,652    1,897     1,760    1,786
Provision for (recovery of)
 loan losses .....................      145       25      (88)      183      133
                                    -------  -------  -------   -------  -------
Net interest income after
 provision for loan losses .......    1,757    1,627    1,985     1,577    1,653
Fees and service charges .........       48       47       36        28       23
Gain on sales of loans,
 mortgage-backed securities
 and investment securities .......        6       20       23       442      354
Other non-interest income ........       24       39       26       177      135
                                    -------  -------  -------   -------  -------
Total non-interest income ........       78      106       85       647      512
Total non-interest expense .......    1,614    1,278    1,361     1,411    1,222
                                    -------  -------  -------   -------  -------
Income before taxes and
 cumulative effect of
 accounting change ...............      221      455      709       813      943
Income tax provision .............       87      161      276       315      370
Cumulative effect of
 accounting change ...............       --       --       --        --       69
                                    -------  -------  -------   -------  -------
Net income .......................  $   134  $   294  $   433   $   498  $   642
                                    =======  =======  =======   =======  =======

                                                                                            Year Ended June 30,
                                                                         -------------------------------------------------------
                                                                         1997         1996         1995        1994         1993
                                                                         ----         ----         ----        ----         ----
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income to average total
    assets) .......................................................       .22%         .46%         .67%         .80%         .99%
  Return on retained earnings (ratio of net income to
    average equity) ...............................................      2.87         6.56        10.52        13.22        21.02
  Interest rate spread information:
   Average during period ..........................................      2.76         2.26         2.70         2.46         2.54
   End of period ..................................................      2.77         2.19         2.25         2.93         2.86
  Net interest margin(1) ..........................................      3.14         2.63         2.98         2.75         2.81
  Ratio of operating expense to average total assets ..............      2.62         2.01         2.11         2.27         1.89
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ..................................    108.40       107.66       106.24       106.66       105.31
  Loans as a percentage of total assets ...........................     88.67        83.37        84.66        80.56        74.50

Quality Ratios:
 Non-performing assets to total assets at end of period ...........       .28          .04          .30          .25          .28
 Allowance for loan losses to non-performing loans ................    153.11       456.89        51.89       196.32       234.46
 Allowance for loan losses to loans receivable, net ...............       .49          .24          .18          .60          .87

Capital Ratios:
 Retained earnings to total assets at end of period ...............      7.64         7.24         6.73         6.02         5.19
 Average retained earnings to average assets ......................      7.58         7.04         6.36         6.05         4.71

Other Data:
 Number of full-service offices ...................................      2            2            2            2            2

-----------

(1)  Net interest income divided by average interest earning assets.

                                  RISK FACTORS


         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Subscription and Community Offering.

Vulnerability to Changes in Interest Rates

         The Association's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. At June 30, 1997, fixed-rate loans totaled $35.4 million or 63.4% of the Association's loan portfolio while adjustable-rate loans totaled $20.5 million or 36.6% of the Association's loan portfolio. It is likely that, in the event of an increase in interest rates, the Association would experience a decline in profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

Competition

         The Association experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises from a highly competitive market area with numerous savings institutions and commercial banks, as well as credit unions, mortgage bankers and, with respect to deposits, banking institutions and other financial intermediaries. The Association recognizes its need to monitor competition and modify its products and services as necessary and possible, taking into consideration the cost impact. As a result, such competition may limit Wyman Park's growth and profitability in the future. See "Business - Competition" and "- Originations, Purchases and Sales of Loans."

Geographical Concentration of Loans

         At June 30, 1997, substantially all of the Association's real estate mortgage loans were secured by properties located in the Association's market area of Baltimore County and its contiguous counties in Maryland. While the Association currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Association's market area substantially weaken or economic conditions in its market area deteriorate, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loan. In such events, the Association may experience increased levels of delinquencies and related losses having an adverse impact on net income.

Certain Anti-Takeover Provisions

         Certain provisions of the Holding Company's certificate of incorporation and bylaws, including a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, and Wyman Park's stock charter and bylaws as well as certain Delaware laws and regulations, will assist the Holding Company in maintaining its status as an independent publicly owned corporation and may have certain anti-takeover effects. See "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions."

         Certificate of Incorporation and Bylaws of the Holding Company. The Holding Company's certificate of incorporation and bylaws provide for, among other things, a limit on voting more than 10% of the Common Stock described above, staggered terms for members of its Board of Directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders and director nominations, a fair price or supermajority stockholder approval requirement for certain business combinations and certain shareholder proposal notice requirements.

         Federal Stock Charter of the Association. Provisions in Wyman Park's federal stock charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Association. Wyman Park's federal stock charter will include a provision applicable for five years which prohibits the acquisition or offer to acquire directly or indirectly the beneficial ownership of more than 10% of Wyman Park's securities by any person or entity other than the Holding Company. Any person violating this restriction may not vote Wyman Park's securities in excess of 10%.

         These provisions in the Holding Company's and Wyman Park's governing instruments may discourage potential proxy contests and other takeover attempts by making the Holding Company less attractive to a potential acquiror, particularly those takeover attempts which have not been negotiated with the Board of Directors of the Holding Company and/or Wyman Park, as the case may be. These provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. In addition, certain of these provisions that limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares will be enforced by the Board of Directors of the Holding Company or Wyman Park, as the case may be, to limit the voting rights of 10% or greater stockholders and thus could have the effect in a proxy contest or other solicitation to defeat a proposal that is desired by the holders of a majority of the shares of Common Stock.

         Federal Law and Regulations. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event any person or group of persons acquires shares in violation of these limitations, such person or group may be restricted from voting his shares in excess of 10% of the outstanding Common Stock. Such laws and regulations may also limit a person's ability without regulatory approval to solicit proxies enabling him to elect one third or more of the Holding

Company's Board of Directors or exert a controlling influence on the operations of Wyman Park or the Holding Company.

         In addition, certain of these provisions may limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares (by proxy or otherwise) for proposals that they believe to be in the best interests of shareholders. See "Management of the Association - Benefit Plans," "Description of Capital Stock" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

Voting Control of Shares by the Board, Management and Employee Plans

         The proposed purchases by the Board of Directors, management and employees in the Subscription and Community Offering could render it more difficult to obtain majority support for stockholder proposals opposed by the Board and management. Assuming the sale of shares at the minimum, midpoint and maximum of the Estimated Valuation Range, the proposed purchases of $600,000 of shares of the Common Stock by the Board and the executive officers would represent 10.1%, 8.6% and 7.5%, respectively, of the shares to be outstanding upon completion of the Stock Conversion. In addition, the ESOP intends to purchase 8% of the shares of Common Stock sold in the Subscription and Community Offering. (Prior to allocation, shares held by the ESOP will be voted by the independent trustee in its sole discretion.) See "Management - Benefit Plans," "Description of Capital Stock" and "Takeover Defensive Provisions."

Low Return on Equity and Low Net Interest Margin

         As a result of the Association's high capital levels and the additional capital that will be raised in the Conversion, its ability to leverage quickly the net proceeds from the Conversion is highly likely to be limited. In addition, recent policy changes may limit the amount of repurchases of common stock that can be effected by the Holding Company. Further, in comparison to its peers, the Association has a low net interest margin due in part to a high relative balance of certificate accounts compared to transaction accounts. Certificate accounts are traditionally believed to be subject to more rate competition than are transaction accounts, which can result in an otherwise higher cost of funds. Accordingly, it is anticipated that, for several years, net interest margin and return on equity are likely to be low in comparison to the Association's peers.

ESOP Compensation Expense

         In November, 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is impossible to determine at this time the extent of such impact on future net income.

Absence of Prior Market for Common Stock

         Wyman Park, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active and liquid market for the Common Stock will develop or be maintained, or that resales of the Common Stock can be made at or above the conversion offering price after the completion of the Conversion. See "Market for Common Stock."

         A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

Proposed Federal Legislation

         The United States Congress is considering legislation that would require all federal thrift institutions, such as Wyman Park, to either convert to a national bank or a state chartered financial institution by a specified date to be determined. In addition, under the legislation the Holding Company likely would not be regulated as a thrift holding company, but rather as a bank holding company. The OTS would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Holding Company and the Association.

Risk of Delayed Offering

         The Subscription and Community Offering will expire at 12:00 noon, Lutherville, Maryland time on __________, 1997 unless extended by the Association and the Holding Company. However, unless waived by the Holding Company or the Association, all orders will be irrevocable unless the Conversion is not completed by __________, 1997. In the event the Conversion is not completed by __________, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.

                                 USE OF PROCEEDS


         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $5.6 million and $7.6 million (or up to $8.8 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         The net proceeds from the sale of the Common Stock in the Conversion will substantially increase the capital of Wyman Park and will be used for general corporate purposes including its lending and investment activities. For information on the amount of pro forma net proceeds assuming the sale of various amounts of Common Stock, see "Pro Forma Data."

         In exchange for all of the common stock of Wyman Park issued upon conversion, the Holding Company will contribute to Wyman Park approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock and the Holding Company will retain the remaining 50% of the net proceeds. On an interim basis, the proceeds will be invested by the Holding Company and Wyman Park in short-term investments or to repay borrowings. Such short-term investments are generally anticipated to be similar to those currently contained in the Association's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company, subject to regulatory approval, is expected to provide the funding for the ESOP loan. See "Business - Lending Activities" and " - Investment Activities" and "Management of the Association - Benefit Plans - Employee Stock Ownership Plan."

         While the new capital resulting from the Conversion could increase the Association's return on assets (as a result of the earnings on the new capital), it will probably result in a decline in return on equity because it is unlikely that the Association will quickly be able to (i) invest the new capital in assets with rates equal to the average rates earned on the Association's seasoned asset portfolio and (ii) leverage the new capital by increasing liabilities to fund asset growth. See "Risk Factors Low Return on Equity and Low Net Interest Margin."

         In the future the Holding Company may consider the adoption of a restricted stock plan (i.e., the RRP) at the earliest, one year following the Conversion and subject to stockholder ratification. If such a plan is implemented, the Holding Company may use a portion of the net proceeds to fund the purchase by the plan of the Holding Company's Common Stock.

         After the completion of the Conversion, it is anticipated that the Association will reinvest the proceeds of the interim short-term investments in loans and investment securities. Proceeds reinvested in loans are anticipated to be allocated among the Association's loan programs in proportions similar to recent lending volumes, provided suitable opportunities are available to the Association. Investment securities are anticipated to be similar to those in the Association's current portfolio. However, the reinvestment of the proceeds will be based on market conditions and investment opportunities. The timing and amount of such investments cannot now be determined nor can the Association identify the specific assets in which investments will be made.

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program available to all stockholders subject to regulatory limitations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Association's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to 5% of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter other than indirectly by virtue of limits on the Association's ability to pay dividends to the Holding Company which may be necessary to fund the repurchase. For a description of the restrictions on the Association's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion -Restrictions on Repurchase of Stock."

         The Holding Company or Wyman Park may consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof) or through the expansion of banking services through Wyman Park's internet web site (www.wymanpark.com), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time. In general, the Board will evaluate acquisition and diversification opportunities, if any, by whether they would enhance the Holding Company's and the Association's ability to fulfill their financial goals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Holding Company may use remaining net proceeds to engage in activities not permissible for the Association. See "Regulation - Holding Company Regulation."


                                    DIVIDENDS


         The Holding Company anticipates paying an initial annual cash dividend on the Common Stock at a rate of approximately 3.0% of the Purchase Price ($.30 per share) of the Common Stock following the first full quarter following completion of the Conversion. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends," "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions."

         The Holding Company currently has no intention to initiate, and will not initiate for a period of at least one year following completion of the Stock Conversion, any action which leads to a return of capital (as distinguished from a dividend) to stockholders of the Holding Company.


                             MARKET FOR COMMON STOCK


         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident Securities has indicated its intention to make a market in the Common Stock If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts.

         There can be no assurance that an active or liquid trading market will develop for the Common Stock, or if a market develops, that it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."


                         WYMAN PARK BANCORPORATION, INC.


         The Holding Company was incorporated by Wyman Park under the laws of the State of Delaware in September 1997 for the purpose of owning all of the outstanding stock of Wyman Park issued in the Conversion. The Holding Company has applied to the OTS to acquire all of the common stock of Wyman Park which will be outstanding upon completion of the Conversion.

         As a Delaware corporation, the Holding Company is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The Board of Directors of the Holding Company anticipates that, after completion of the Conversion, the Holding Company will conduct its business as a savings and loan holding company. The holding company structure will provide the Holding Company with greater flexibility than the Association by itself would have to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of both mutual and stock thrift institutions as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such acquisition, the Holding Company will be in a position after the Conversion to take advantage of any favorable acquisition opportunities that may arise, subject to regulatory restrictions.

         The assets of the Holding Company will initially consist of the stock of Wyman Park and approximately 50% of the net proceeds from the Conversion. The initial activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon. Thereafter, activities of the Holding Company may also be funded through dividends from Wyman Park, if any, sales of additional securities, borrowings and income generated by other activities of the Holding Company. At this time, there are no plans regarding such activities. See "Dividends" and "Regulation-Holding Company Regulation."


                  WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION


         Wyman Park's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgage and, to a lesser extent, commercial real estate, multi-family, consumer (secured and unsecured), land and second mortgage loans in its market area. The Association also invests in investment securities consisting primarily of U.S. government obligations and various types of short-term liquid assets.
See "Business."

         The Association's basic mission is to maintain its focus as an independent, community- oriented financial institution serving customers in its primary market area. The Board of Directors has sought to accomplish this mission through the adoption of a strategy designed to improve its capital position and maintain its high asset quality, manage the Association's sensitivity to changes in interest rates and improve the Association's net interest margin. The Association has attempted to effect its strategy by (i) continuing to emphasize one- to four-family permanent and construction residential mortgage lending, (ii) supplementing residential lending with investments in commercial real estate, consumer and other loans, (iii) emphasizing the origination of adjustable rate and short-and medium-term (up to 15 years) loans and investments; and (iv) maintaining a low overhead.


                                 PRO FORMA DATA


         The following table sets forth the historical net income and retained earnings of Wyman Park at and for the year ended June 30, 1997 and, after giving effect to the Conversion, the pro forma consolidated net income, capital stock and stockholders' equity of the Holding Company at and for the year ended June 30, 1997. The pro forma data is computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated,
(ii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of Wyman Park, and (iii) such net proceeds, less the amount of the ESOP funding, were invested by the Association and Holding Company at the beginning of the periods to yield a net after-tax return of 3.5% for the year ended June 30, 1997. The assumed return is based on the one year treasury bills, as adjusted for applicable federal taxes totaling 38.0% of such assumed returns. The use of this current rate is viewed to be more relevant in the current low rate environment than the use of an arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the weighted average rate paid on its deposits during such periods. In calculating the underwriting fees, the table assumes that (i) no commission was paid on $600,000 of shares sold to directors and officers and (ii) 8% of the total shares sold in the Conversion were sold to the ESOP at no commission. Total expenses are estimated to be $410,000 at the Midpoint of the Estimated Valuation Range. Actual Conversion expenses may be more or less than those estimated because the fees paid to Trident Securities and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

         The total number of shares to be issued in the Conversion may be increased or decreased significantly, and/or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Subscription and Community Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $5.95 million (the minimum of the Estimated Valuation Range) or more than $9.26 million (15% above the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."



                                              At or For the Year Ended June 30, 1997
                                        -------------------------------------------------
                                          595,000      700,000      805,000    925,750
                                          Shares        Shares       Shares     Shares
                                          $10.00        $10.00       $10.00     $10.00
                                         per Share     per Share    per Share   per Share
                                         (Minimum      (Midpoint    (Maximum   (Supermax
                                         of Range)     of Range)    of Range)   of Range)
                                         ---------     ---------    ---------   ---------
                                         (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .......................  $   5,950    $   7,000    $   8,050    $   9,257
Less offering expenses and
 commissions .........................       (392)        (410)        (428)        (448)
                                        ---------    ---------    ---------    ---------
 Estimated net conversion proceeds ...      5,558        6,590        7,622        8,809
 Less common stock acquired by ESOP(2)       (476)        (560)        (644)        (741)
 Less common stock acquired by RRP(3)        (238)        (280)        (322)        (370)
                                        ---------    ---------    ---------    ---------
 Estimated proceeds available for
  investment .........................  $   4,844    $   5,750    $   6,656    $   7,698
                                        =========    =========    =========    =========

Net Income:
  Historical .........................  $     134    $     134    $     134    $     134
Pro Forma Adjustments:
   Net income from proceeds(2) .......        170          201          233          270
   ESOP(2) ...........................        (30)         (35)         (40)         (46)
   RRP(3) ............................        (30)         (35)         (40)         (46)
                                        ---------    ---------    ---------    ---------
     Pro forma .......................  $     245    $     266    $     287    $     312
                                        =========    =========    =========    =========

Per Share:
    Historical(4) ....................  $     .23    $     .20    $     .17    $     .15
Pro forma Adjustments:
     Net income from proceeds ........        .31          .31          .31          .31
     ESOP(2) .........................       (.05)        (.05)        (.05)        (.05)
     RRP(3) ..........................       (.05)        (.05)        (.05)        (.05)
                                        ---------    ---------    ---------    ---------
         Pro forma(8) ................  $     .44    $     .41    $     .38    $     .36
                                        =========    =========    =========    =========

Pro forma price to earnings
 (P/E ratio)(1)(7) ...................     22.7 x        24.4x        26.3x       27.8 x

Number of shares used in calculating
 earnings per share ..................    552,160      649,600      747,040      859,096

Stockholders' Equity (Book Value)(5):
  Historical .........................  $   4,750    $   4,750    $   4,750    $   4,750
  Estimated net Conversion proceeds ..      5,558        6,590        7,622        8,809
  Less common stock acquired by:
   ESOP(2) ...........................       (476)        (560)        (644)        (741)
   RRP(3) ............................       (238)        (280)        (322)        (370)
                                        ---------    ---------    ---------    ---------
       Pro forma(6) ..................  $   9,594    $  10,500    $  11,406    $  12,448
                                        =========    =========    =========    =========

Per Share(4):
  Historical(4) ......................  $    7.98    $    6.79    $    5.90    $    5.13
  Estimated net conversion proceeds ..       9.34         9.41         9.47         9.52
Less common stock acquired by:
   ESOP(2) ...........................       (.80)        (.80)        (.80)        (.80)
   RRP(3) ............................       (.40)        (.40)        (.40)        (.40)
                                        ---------    ---------    ---------    ---------
       Pro forma(6)(8) ...............  $   16.12    $   15.00    $   14.17    $   13.45
                                        =========    =========    =========    =========

Pro forma price to book value ........       62.0%        66.7%        70.6%        74.4%
Number of shares used in calculating
 equity per share ....................    595,000      700,000      805,000      925,750


---------------------

(1) Net income includes an after-tax charge of approximately $235,000 taken during the year ended June 30, 1997, representing a special assessment of
     65.7 basis points on the Association's deposits at March 31, 1995, pursuant to legislation enacted to recapitalize SAIF. Excluding that charge, based on the other assumptions as reflected in this table, management estimates that pro forma earnings per share would have been $.87, $.77, $.70 and $.64, and the price to earnings ratio would have been 11.5, 13.0, 14.3 and
     15.7 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal over a ten-year period plus interest. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Association on the ESOP loan. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount borrowed is reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense has been computed based on the requirements of SOP 93-6 which requires recognition of expense based upon the average market price of shares committed to be released during the year and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released is based upon the average market value of the shares during the year, which, for purposes of this calculation, is assumed to be equal to the $10.00 per share offering price. In computing earnings per share, 10% of the ESOP shares purchased in the conversion are assumed to be committed to be released. See "Management - Benefit Plans - Employee Stock Ownership Plan."

(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the RRP in the open market following conversion. The dollar amount of the Common Stock to be purchased by the RRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the RRP, the charge against capital will be reduced accordingly. RRP expense is based on amortization of the RRP over five years. Implementation of the RRP will require stockholder approval. For purposes of these tables, it is assumed that the RRP will be adopted by the Association's Board of Directors and approved by the Company's stockholders, and that the RRP will purchase the shares in the open market. If the shares to be purchased by the RRP are assumed to be newly issued shares purchased from the Company by the RRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above of the maximum of the Estimated Valuation Range, the offering price to pro forma stockholders' equity per share would be 62.9%, 67.5%, 71.4% and 75.1%, for the year ended June 30, 1997. Assuming that all RRP shares are awarded through the use of authorized but unissued common stock, stockholders would be diluted by approximately 3.85%. See "Prospectus Summary - Benefits of Stock Conversion to Directors and Executive Officers -- Other Stock Benefit Plans."

(4) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustment of historical net income or historical equity capital to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion or the additional ESOP expense as described above.

(5) "Book value" represents the difference between the stated amounts of the Association's assets and liabilities. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion and the tax bad debt reserves. See "The Conversion Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "Regulation
     - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts distributable to shareholders in the unlikely event of liquidation.

(6)  Does not represent possible future price appreciation or depreciation.

(7) The pro forma price to earnings ratio for the year ended June 30, 1997 is determined by dividing the $10.00 Purchase Price by the annualized pro forma earnings per share. The annualized pro forma earnings per shares is determined by multiplying the pro forma earnings per share by six.

(8) In the future the Holding Company may consider the implementation of a stock option plan for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such stock option plan will be implemented no earlier than one year after the date of the consummation of the Stock Conversion. If a determination is made to implement a stock option plan, it is anticipated that any such plan will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. Assuming that such plan is approved and assuming that options are granted to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant, then in the event the shares issued under the plan consist of newly issued shares of Common Stock and all options available for award under the plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the plan were equal to the Purchase Price in the Conversion, the additional shares issued would be 59,500, 70,000, 80,500 and 82,575, respectively, stockholders' equity per share at June 30, 1997 would be $15.57, $14.55, $13.79 and $13.13 respectively, net income per share for the year ended June 30, 1997 would be $.43, $.40, $.38 and $.36.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS


          At June 30, 1997, the Association exceeded each of the three OTS capital requirements. Set forth below is a summary of the Association's compliance with the OTS capital standards as of June 30, 1997 on a historical basis, in accordance with generally accepted accounting principles ("GAAP"), and on a pro forma basis using the assumptions contained under the caption "Pro Forma Data" and assuming that the indicated number of shares were sold as of such date.


                                                                                    Pro Forma at June 30, 1997
                                                            ------------------------------------------------------------------------
                                                                                                                    925,750 Shares
                                                             595,000 Shares     700,000 Shares    805,000 Shares       15% above
                                            Historical           Minimum           Midpoint           Maximum           Maximum
                                         ----------------   -----------------  ----------------  ----------------  -----------------
                                         Amount Percent(1)  Amount  Percent(1) Amount Percent(1) Amount Percent(1) Amount Percent(1)
                                         ------ ---------   ------  ---------- ------ ---------- ------ ---------- ------ ----------
                                                                             (Dollars in Thousands)
GAAP Capital(2) .....................    $4,750    7.6%     $6,815    10.5%    $7,205   11.0%     $7,595    11.6%    $8,044    12.1%
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====
Tangible Capital:
  Capital level .....................     4,755    7.6       6,820    10.5      7,210   11.0       7,600    11.6      8,049    12.1
  Requirement .......................       934    1.5         972     1.5        979    1.5         986     1.5        994     1.5
                                         ------   ----      ------    ----     ------   ----      ------    ----     ------    ----
  Excess ............................     3,821    6.1       5,848     9.0      6,231    9.5       6,614    10.1      7,055    10.6
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====

Core Capital:
  Capital level .....................     4,755    7.6       6,820    10.5      7,210   11.0       7,600    11.6      8,049    12.1
  Requirement .......................     1,867    3.0       1,944     3.0      1,958    3.0       1,972     3.0      1,989     3.0
                                         ------   ----      ------    ----     ------   ----      ------    ----     ------    ----
  Excess ............................     2,888    4.6       4,876     7.5      5,252    8.0       5,628     8.6      6,060     9.1
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====

Risk-Based Capital:
  Capital level(3) ..................     5,025   14.6       7,090    20.3      7,480   21.4       7,870    22.5      8,319    23.7
  Requirement(4) ....................     2,748    8.0       2,788     8.0      2,796    8.0       2,803     8.0      2,812     8.0
                                         ------   ----      ------    ----     ------   ----      ------    ----     ------    ----
  Excess ............................    $2,277    6.6%     $4,302    12.3%    $4,684   13.4%     $5,067    14.5%    $5,507    15.7%
                                         ======   ====      ======    ====     ======   ====      ======    ====     ======    ====


--------------

(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) Total retained earnings as calculated under GAAP. Assumes that the Association receives 50% of the net proceeds, offset in part by the aggregate purchase price of Common Stock acquired at $10.00 per share by the ESOP in the Conversion. The amount expected to be borrowed by the ESOP is deducted from pro forma capital to illustrate the possible impact on the Association.

(3) Includes $270,000 of general valuation allowances, all of which qualify as supplementary capital. See "Regulation - Regulatory Capital Requirements."

(4)  Assumes reinvestment of net proceeds in 20% risk-weighted assets.

                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits, of Wyman Park as of June 30, 1997, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."


                                                                                                 Pro Forma Based
                                                                                        Upon Sale at $10.00 Per Share of
                                                                          --------------------------------------------------------
                                                                           595,000        700,000         805,000         925,750
                                                          Historical       Shares          Shares          Shares          Shares
                                                          ----------       ------          ------          ------          ------
                                                                                    (Dollars in thousands)
Deposits(1) .........................................      $ 56,095       $ 56,095        $ 56,095        $ 56,095        $ 56,095
Borrowed funds(3) ...................................            --             --              --              --              --
                                                           --------       --------        --------        --------        --------
Total deposits and borrowed funds ...................      $ 56,095       $ 56,095        $ 56,095        $ 56,095        $ 56,095
                                                           ========       ========        ========        ========        ========

Stockholders' Equity:
   Serial Preferred Stock ($.01 par value)
   Authorized - 500,000 shares; none to
   be outstanding ...................................            --             --              --              --              --

 Common Stock ($.01 par value)
   Authorized - 2,000,000 shares; to be
   outstanding - (as shown)(4)(5) ...................            --              6               7               8               9
 Additional paid-in capital .........................            --          5,552           6,583           7,614           8,800
 Retained earnings, substantially
   restricted(2) ....................................         4,755          4,755           4,755           4,755           4,755
 Unrealized loss on securities available
   for sale, net of income taxes ....................            (5)            (5)             (5)             (5)             (5)

 Less common stock acquired by:
   ESOP(3) ..........................................            --           (476)           (560)           (644)           (741)
   RRP(4) ...........................................            --           (238)           (280)           (322)           (370)
                                                           --------       --------        --------        --------        --------
     Total stockholders' equity .....................      $  4,750       $  9,594        $ 10,500        $ 11,406        $ 12,448
                                                           ========       ========        ========        ========        ========
Total stockholders equity as a percent of
 total assets .......................................           7.6%          14.3%           15.4%           16.6%           17.8%
                                                           ========       ========        ========        ========        ========

----------------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Stock Conversion. Any such
     withdrawals   will  reduce  pro  forma  deposits  by  the  amount  of  such withdrawals.

(2) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" regarding the liquidation account to be established upon the Stock Conversion.

(3) Assumes that 8.0% of the shares issued in the Stock Conversion will be acquired by the ESOP and that the ESOP will be funded by the Holding
     Company. The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan."

(4) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the RRP in open market purchases. The dollar amount of Common Stock to be purchased is based on the $10.00 per share Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the
     Association accrues compensation expense to reflect the vesting of such shares pursuant to the RRP, the charge against capital will be reduced accordingly. Implementation of the RRP will require stockholder approval. If the shares to fund the RRP are assumed to come from authorized but unissued shares purchased by the RRP from the Company at the Purchase price, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the number of outstanding shares would be
     618,800,   728,000,   837,200   and   962,780,   respectively,   and  total
     stockholders' equity would be $9.8 million, $10.8 million, $11.7 million and $12.8 million, respectively, at June 30, 1997. As a result of the RRP acquiring authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 3.85%. See "Prospectus Summary - Benefits of Stock Conversion to Directors and Executive Officers -- Other Stock Benefit Plans."

(5) Does not include additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (70,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plan may require stockholder approval. See "Prospectus Summary - Benefits of Stock Conversion to Directors and Executive Officers -- Other Stock Benefit Plans."



                      CONSOLIDATED STATEMENTS OF OPERATIONS


         The following Consolidated Statements of Operations of Wyman Park for each of the years in the three year period ended June 30, 1997 have been audited by Wooden & Benson, Chartered, independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996


                                                           1997          1996
                                                        ----------    ----------
Interest and fees on loans receivable                   $4,250,470    $4,157,290
Interest on mortgage-backed securities                      26,733        35,236
Interest on investment securities                          140,065       306,709
Interest on other investments                              240,959       226,328
                                                        ----------    ----------
Total interest income                                    4,658,227     4,725,563

Interest on savings deposits                             2,749,541     3,064,802
Interest on Federal Home Loan Bank advances                     --            --
Interest on escrow deposits                                  6,424         8,481
                                                        ----------    ----------
Total interest expense                                   2,755,965     3,073,283

Net interest income before provision for loan losses     1,902,262     1,652,280
Provision for loan losses (Notes 1 and 4)                  145,000        25,000
                                                        ----------    ----------
Net interest income                                      1,757,262     1,627,280

Other Income
    Loan fees and service charges                           48,284        46,937
    Gain on sales of loans receivable                        5,816        19,888
    Gain on sale of investment securities, net                  --            --
    Other                                                   24,411        39,303
                                                        ----------    ----------
 Total other income                                         78,511       106,128

General and Administrative Expenses
    Salaries and employee benefits                         620,513       602,958
    Occupancy costs                                         91,219        96,340
    Federal deposit insurance premiums ( Note 11)          461,177       134,371
    Data processing                                         67,071        65,173
    Advertising                                             63,145        68,914
    Franchise and other taxes                               44,730        46,681
    Other                                                  267,225       263,735
                                                        ----------    ----------
Total general and administrative expenses                1,615,080     1,278,172

Income before tax provision                                220,693       455,236

Provision for income taxes (Notes 1 and 8)                  86,888       161,119
                                                        ----------    ----------
Net income                                              $  133,805    $  294,117
                                                        ==========    ==========

The accompanying notes to financial statements are an integral part of these statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Association. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto and other sections contained in this Prospectus. The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans, investment securities and short-term liquid investments. The Association's loans consist primarily of loans secured by residential real estate located in its market areas, commercial real estate loans and consumer loans.

         The Association's net income is dependent primarily on its net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Association's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Association's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.

         The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area.

         Historically, the Association's mission has been to originate loans on a profitable basis to the communities it serves. In seeking to accomplish this mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Association's capital level in excess of regulatory requirements; (ii) to maintain the Association's asset quality; (iii) to maintain, and if possible, increase the Association's earnings; and (iv) to manage the Association's exposure to changes in interest rates.

Financial Condition

June 30, 1997 compared to June 30, 1996

         Total assets decreased approximately $1.7 million or 2.5%, to $62.2 million at June 30, 1997 from $63.9 million at June 30, 1996. This decrease in total assets was primarily the result of a $3.4 million decrease in cash and cash equivalents, including short-term interest bearing deposits in other banks and federal funds sold, which more than offset a $1.9 million increase in loans receivable. The decrease in cash and cash equivalents was primarily due to management's decision during the year ended June 30, 1997 to improve the Association's net interest spread by investing excess liquid assets in higher yielding loans, as well as reducing interest expense by decreasing the level of certificate accounts. Management's strategy resulted in an increase in total loans receivable, which primarily consisted of a $769,000 increase in residential mortgage loans and a $1.4 million increase in commercial loans secured by real estate, including participating interests purchased from other lenders.

         Total liabilities decreased approximately $1.8 million, or 3.0%, to $57.5 million at June 30, 1997 from $59.3 million at June 30, 1996. This decrease was primarily the result of a $1.8 million decrease in total deposits to approximately $56.1 million at June 30, 1997 from $57.9 million at June 30, 1996. This decrease in deposits consisted of a decrease in time deposits of approximately $2.1 million, resulting from management's decision to lower the Association's interest expense, and an increase of approximately $300,000 in other deposit accounts.

         Total equity of the Association increased approximately $151,000 to $4.75 million at June 30, 1997 from $4.60 million at June 30, 1990, due to net income of approximately $134,000 and a decrease of approximately $17,000 in unrealized losses on available-for-sale securities for the year ended June 30, 1997.

Results of Operations

Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

         Performance Summary. Net income for the year ended June 30, 1997 was approximately $134,000, a decrease of $160,000, or 54.5%, from net income of $294,000 for the year ended June 30, 1996. This decrease was primarily due to an increase in non-interest expenses of $337,000, which included a one time assessment of $383,000 for federal insurance premiums; an increase in provision for loan losses of $120,000, and a decrease in non-interest income of $28,000. These items more than offset the positive effects of a $250,000 increase in net interest income, producing a decrease of $234,000 in income before provision for income taxes of $221,000 for the year ended June 30, 1997 as compared to $455,000 for the year ended June 30, 1996. For the years ended June 30, 1997 and 1996, the returns on average assets were .22% and .46%, respectively, while the returns on average equity were 2.87% and 6.56%, respectively.

         Net Interest  Income.  Net interest income  increased by  approximately
$250,000,  or  15.1%,  to  $1,902,000  for the year  ended  June 30,  1997  from
$1,652,000 for the year ended June 30, 1996. This reflects a decrease of $67,000, or 1.4%, in interest income to $4,658,000 in fiscal 1997 from $4,725,000 in fiscal 1996 while interest expense was decreasing by $317,000, or 10.3%, to $2,756,000 in fiscal 1997 from $3,073,000 in fiscal 1996. The increase in net interest margin was primarily from the decrease in both average balances and rates of interest paid on certificate accounts.

         For the year ended June 30, 1997, the average yield on interest-earning assets was 7.69% compared to 7.52% for the year ended June 30, 1996. The average cost of interest-bearing liabilities was 4.93% for the year ended June 30, 1997, a decrease from 5.26% for the year ended June 30, 1996. The average balance of interest-earning assets decreased by $2.3 million or 3.6% to $60.6 million for year ended June 30, 1997, compared to $62.9 million for the year ended June 30, 1996. The average balance of interest-bearing liabilities decreased by $2.5 million or 4.3% to $55.9 million for the year ended June 30, 1997, compared to $58.4 million for the year ended June 30, 1996.

         The average interest rate spread increased to 2.76% for the year ended June 30, 1997 from 2.26% for the year ended June 30, 1996. The average net interest income margin increased to 3.14% for the year ended June 30, 1997 from 2.63% for the year ended June 30, 1996.

Yields Earned and Rates Paid

         The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                             Year Ended June 30,
                                        --------------------------------------------------------------------------------------------
                                                     1997                            1996                            1995
                                        ----------------------------    -----------------------------   ----------------------------
                                         Average    Interest              Average   Interest              Average   Interest
                                        Outstanding  Earned/  Yield/    Outstanding  Earned/   Yield/   Outstanding  Earned/  Yield/
                                          Balance     Paid     Rate       Balance     Paid      Rate      Balance     Paid     Rate
                                          -------     ----     ----       -------     ----      ----      -------     ----     ----
                                                                         (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)................      $53,903   $4,250     7.88%     $53,033   $4,157       7.84%      $55,460   $4,325    7.80%
 Mortgage-backed securities.........          383       27     7.05          468       35       7.49           552       33    5.98
 Investment securities..............        2,402      140     5.83        5,298      307       5.79         5,845      329    5.63
 FHLB stock.........................          510       37     7.25          510       37       7.25           510       36    7.06
 Other investments..................        3,382      204     6.03        3,547      189       5.33         1,192       65    5.45
                                         --------  -------     ----      -------  -------       ----       -------   ------    ----
  Total interest-earning assets(1)..      $60,580    4,658     7.69      $62,856    4,725       7.52       $63,559    4,788    7.53
                                          =======   ------               =======   ------                  =======   ------

Interest-Earning Liabilities:
 Savings deposits...................      $ 5,856      174     2.97      $ 5,593      178       3.18       $ 5,777      204    3.53
 Demand and NOW deposits............        9,745      309     3.17        9,632      317       3.29         9,990      332    3.32
 Certificate accounts...............       40,182    2,267     5.64       43,010    2,570       5.98        42,326    2,254    5.33
 Escrow deposits....................          115        6     5.22          147        8       5.44           193       11    5.69
 Borrowings.........................          ---      ---      ---          ---      ---        ---         1,542       90    5.83
                                          -------  -------    -----      -------  -------      -----       -------  -------    ----
  Total interest-bearing liabilities      $55,898    2,756     4.93      $58,382    3,073       5.26       $59,828    2,891    4.83
                                          =======  -------               =======  -------                  =======  -------
Net interest income.................                $1,902                         $1,652                            $1,897
                                                    ======                         ======                            ======
Net interest rate spread............                           2.76%                            2.26%                          2.70%
                                                               ====                             ====                           ====
Net earning assets..................       $4,682                         $4,474                            $3,731
                                           ======                         ======                            ======
Net yield on average interest-
earning assets......................                           3.14%                            2.63%                          2.98%
                                                               ====                             ====                           ====
Average interest-earning assets to
 average interest-bearing liabilities                1.08x                           1.08x                             1.06x
                                                     =====                           =====                             =====



-----------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated. Weighted average balances are based on monthly balances.



                                             At June 30,
                                            ------------
                                            1997    1996
                                            ----    ----
Weighted average yield on:
 Loans receivable ....................      7.89%   7.84%
 Mortgage-backed securities ..........      7.52    7.46
 Investment securities ...............      5.94    5.61
 Other interest-earning assets .......      5.95    5.53
   Combined weighted average yield on
     interest-earning  assets ........      7.71    7.50

Weighted average rate paid on:
 Savings deposits ....................      3.11    3.06
 Demand and NOW deposits .............      2.93    3.24
 Certificate accounts ................      5.71    6.07
 Other interest-bearing liabilities ..      5.50    5.50
   Combined weighted average rate paid
     on interest-bearing liabilities .      4.94    5.31

Spread ...............................      2.77    2.19


         Provision for Loan Losses. During the year ended June 30, 1997, the Association recorded a provision for loan losses of $145,000 compared to $25,000 for the year ended June 30, 1996. This provision was recorded due to significant growth of $1.4 million or 30.6% in commercial real estate loans in the year ended June 30, 1997. The increased provision for loan losses is based on the continued growth in this type of lending as well as other commercial real estate lending, including participations, which has perceived higher credit risk than traditional thrift lending on residential real estate loans.

         During the year ended June 30, 1997, the Association's nonperforming loans increased from $27,000 to $176,000, represented by two residential loans. This increase did not have a significant effect on the Association's provision for loan losses as management expects minimal losses, if any, related to these two loans.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Association maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

         Non-Interest Income. For the year ended June 30, 1997, non-interest income decreased by approximately $28,000 or 26.0%, to $78,000 from $106,000 for the year ended June 30, 1996. This decrease is primarily from a decrease in gains on the sale of loans receivable of $14,000 and a decrease in other non-interest income of $15,000.

         Non-Interest Expense. Non-interest expense increased by approximately $337,000 or 26.4%, to $1,615,000 for the year ended June 30, 1997 from
$1,278,000 for the year ended June 30, 1996. This increase was primarily due to the increase in federal deposit insurance expense of $327,000 or 243.2% for the year ended June 30, 1997. The Savings Association Insurance Fund (the "SAIF") made a one time assessment to all associations during the year ended June 30, 1997 to recapitalize that fund. The Association's portion of that one time assessment was approximately $383,000. The rate of deposit insurance declined beginning January 1, 1997 as a result of the one time assessment. See "Regulation - Insurance of Accounts and Regulation by the FDIC." In addition, in the future, non-interest expense may increase due to expenses associated with the ESOP, other benefit programs and the costs of being a public company.

         Income Taxes. The provision for income taxes decreased by approximately $74,000 or 46.1% to $87,000 for the year ended June 30, 1997 from $161,000 for the year ended June 30, 1996. This decrease results from the decrease in income before the tax provision. The Association's effective tax rates were 39.4% and 35.4% for the years ended June 30, 1997 and 1996, respectively.

         The Association is generally taxed at a federal rate of 34% based on the IRS tax rate schedule for corporations. The Association is also subject to a Maryland franchise tax based on earnings at a flat rate of 7% of taxable income. This produces a combined federal and Maryland tax rate of 38.6% when the deductibility of the Maryland tax for federal purposes is considered. Variances from this rate in any given year are the result of certain items of income or expense not being included in or deducted from taxable income; and, from changes in the tax estimates of prior periods. The decrease in the provision for income taxes for the year ended June 30, 1997 is primarily the result of the corresponding $234,000 decrease in income before taxes.

Rate Volume Analysis

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                                      Year Ended June 30,
                                                            ------------------------------------------------------------------------
                                                                         1996 vs. 1997                        1995 vs. 1996
                                                            -----------------------------------     --------------------------------
                                                                  Increase                                Increase
                                                                 (Decrease)                              (Decrease)
                                                                   Due to              Total               Due to           Total
                                                            -------------------       Increase      ------------------     Increase
                                                            Volume         Rate      (Decrease)     Volume        Rate    (Decrease)
                                                            ------         ----      ----------     ------        ----    ----------
                                                                                   (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ....................................       $  68        $  25        $  93        $(190)       $  22      $(168)
 Mortgage-backed securities ..........................          (6)          (2)          (8)          (5)           7          2
 Investment securities ...............................        (169)           2         (167)         (31)           9        (22)
 Other ...............................................         (10)          25           15          130           (5)       125
                                                             -----        -----        -----        -----        -----      -----

   Total interest-earning assets .....................       $(117)       $  50          (67)       $ (96)       $  33        (63)
                                                             =====        =====        -----        =====        =====      -----

Interest-bearing liabilities:
 Savings deposits ....................................       $   8        $ (12)          (4)       $  (7)       $ (19)       (26)
 Demand and NOW deposits .............................           3          (11)          (8)         (12)          (3)       (15)
 Borrowings ..........................................          --           --           --          (90)          --        (90)
 Certificate accounts ................................        (169)        (134)        (303)          38          278        316
 Escrow deposits .....................................          (2)          --           (2)          (3)          --         (3)

   Total interest-bearing liabilities ................       $(160)       $(157)        (317)       $ (74)       $ 256        182
                                                             =====        =====        -----        =====        =====      -----

Net interest income ..................................                                 $ 250                                $(245)
                                                                                       =====                                =====

Asset/Liability Management

         One of the Association's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Association has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest-rate sensitivity of the Association's assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Association has emphasized the origination of one- to three-year adjustable rate mortgage loans, balloon loans, short-term and adjustable-rate commercial loans, and consumer loans for retention in its portfolio.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

         The Association's Board of Directors has formulated an Interest Rate Risk Management policy designed to promote long-term profitability while managing interest-rate risk. The Board of Directors has established an Asset/Liability Committee which consists primarily of the management team of the Association. This committee meets periodically and reports to the Board of Directors quarterly concerning asset/liability policies, strategies and the Association's current interest rate risk position. The committee's first priority is to structure and price the Association's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

         Management's principal strategy in managing the Association's interest rate risk has been to maintain short and intermediate term assets in the portfolio, including one and three year adjustable rate mortgage loans, as well as increased levels of commercial and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Association's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Association's liabilities or purchase securities that have adjustable rate provisions. The Association does not engage in hedging activities.

         In addition to shortening the average repricing of its assets, the Association has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities. This policy is blended with management's strategy for reducing the overall balance in certificate accounts in order to reduce the Association's interest expense.

         Net Portfolio Value. In order to encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis points ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Association's NPV at June 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Association.



                                                                NPV as % of
                                                              Portfolio Value
                          Net Portfolio Value                    of Assets
   Change      ---------------------------------------     ---------------------
  in Rates     $ Amount       $ Change        % Change     NPV Ratio   % Change
  --------     --------       --------        --------     ---------   --------
                                 (Dollars in Thousands)
   +400         $3,154       $(3,681)           (54)%          5.39%     (5.27)%
   +300          4,150        (2,685)           (39)           6.92      (3.74)
   +200          5,143        (1,692)           (25)           8.37      (2.29)
   +100          6,072          (763)           (11)           9.66      (1.00)
  Static         6,835           ---            ---           10.66        ---
   (100)         7,273           438              6           11.18        .52
   (200)         7,270           435              6           11.07        .41
   (300)         7,075           340              4           10.71        .05
   (400)         6,979           144              2           10.48       (.18)


         In the above table, the first column on the left presents the basis points increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Association's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Association's percentage and percentage change in its NPV as a percentage of portfolio value of assets.

         Had it been subject to the IRR component at June 30, 1997 the Association would have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital of $89,000 would have been required. Although the OTS has informed the Association that it is not subject to the IRR component discussed above, the Association is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Association's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk. See "Regulation - Regulatory Capital Requirements."

         Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The Association's Board of Directors is responsible for reviewing the Association's asset and liability policies. The Board reviews interest rate risk and trends on a quarterly basis and liquidity, capital ratios and requirements, on a monthly. Management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's assets and liability goals and strategies.

         Notwithstanding its efforts with respect to asset/liability management, the Association remains subject to IRR, and expects that its profit margin will decrease if interest rates rise.

Liquidity

         The primary investment activity of the Association is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 1997 and 1996 the Association originated loans for its portfolio in the amount of $8.9 million and $9.0 million, respectively. For the same two fiscal years, these activities were funded from repayments of $7.2 million and $9.5 million, respectively, and sales and participations of $1.3 million and $990,000, respectively.

         The Association is required to maintain minimum levels of liquid assets under government regulations. The Association's short-term liquidity is determined by adding (1) cash on hand, (2) daily investable deposits, (3) U.S. Government agency obligations with maturities of less than one year and (4) accrued interest on unpledged liquid assets. Securities with maturities of greater than one year and less than five years are added to short-term liquidity to equal the Association's total liquidity. The Association's liquidity ratio is determined by dividing the liquidity by the average total liabilities of the preceding month.

         The Association's most liquid assets are cash and cash equivalents, which include short-term investments. At June 30, 1997 and 1996, cash and cash equivalents were $2.4 million and $5.8 million, respectively. In addition, the Association has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $5.7 million at June 30, 1997 (of which $4.2 million were jumbo certificates of deposit) and $5.2 million at June 30, 1996, or 10.1% and 8.9% of total deposits, respectively. The regulatory minimum for the Association is 1.0% short-term liquidity and 5.0% total liquidity. The Association has always met the liquidity requirements. The Association's eligible short-term liquidity ratios were 4.4% and 12.1%, respectively, at June 30, 1997 and 1996. The Association's eligible total liquidity ratios were 9.8% and 15.4%, respectively, at June 30, 1997 and 1996.

         Liquidity management for the Association is both an ongoing and long-term function of the Association's asset/liability management strategy. Excess funds, when applicable, generally are invested in overnight deposits at a correspondent bank and at the FHLB of Atlanta. Currently when the Association requires funds, beyond its ability to general deposits, additional sources of funds are available through the FHLB of Atlanta. The Association has the ability to pledge its FHLB of Atlanta stock or certain other assets as collateral for such advances. The Association has not used FHLB advances during the past two fiscal years, but may use FHLB advances in the future to fund loan demand in excess of available funds. Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Association's ability to acquire funds from the FHLB of Atlanta, the Association's liquidity is adequate.


                                                    Year Ended June 30,
                                              ----------------------------------
                                                1997         1996         1995
                                              -------      -------      --------
                                                       (In Thousands)
Net income ..............................     $   134      $   294      $   433
Adjustment to reconcile
  net income to net cash from
  operating activities ..................         118           78         (302)
                                              -------      -------      -------
Net cash from operating activities ......         252          372          131
Net cash from investing activities ......      (1,937)       4,333           (9)
Net cash from financing activities ......      (1,739)        (750)        (823)
                                              -------      -------      -------
Net change in cash and cash
  equivalents ...........................      (3,424)       3,955         (701)
Cash and cash equivalents at
  beginning of period ...................       5,801        1,846        2,547
                                              -------      -------      -------
Cash and cash equivalents at
  end of period .........................     $ 2,377      $ 5,801      $ 1,846
                                              =======      =======      =======


         The Association's principal sources of funds are deposits, loan repayments and prepayments, and other funds provided by operations. While scheduled loan repayments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The Association maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

         OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1997, the Association's regulatory liquidity was 9.8%. For the last five fiscal years, the Association was in compliance with such requirement and management believes that the Association's liquidity is adequate. It should be noted that the Association has an immediately accessible line of credit with the FHLB Atlanta for $8.0 million. On June 30, 1997, the Association had commitments to originate fixed-rate commercial and residential loans totaling $1.8 million, and variable rate commercial and residential real estate mortgage loans totaling $49,000. Loan commitments are generally for 60 days. The Association considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

         The Association is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Association consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Association consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirements regulations are amended as proposed.

         The following table summarizes the Association's regulatory capital requirements and actual capital at June 30, 1997. (See Note 11 of Notes to Consolidated Financial Statements for a reconciliation of capital under generally accepted accounting principles and regulatory capital amounts.)



                                                                                          Excess of Actual
                                                                                        Capital Over Current
                                    Actual Capital          Current Requirement             Requirement
                                 -------------------        -------------------        ---------------------
                                  Amount     Percent         Amount     Percent          Amount      Percent          Asset Total
                                 -------     -------        --------    -------        ----------    -------          -----------
Tangible Capital ..........      $ 4,755       7.6%          $   934     1.5%           $ 3,821        6.1%             $62,249
Core Capital ..............        4,755       7.6             1,867     3.0              2,888        4.7               62,249
Risk-based Capital ........        5,025      14.6             2,748     8.0              2,277        6.6               34,344


         At June 30, 1997, the Association had a commitment for $27,500 of capital expenditures related to computer equipment and data processing.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Association is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Current Accounting Issues

         Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued by the Financial Accounting Standards Board (FASB) in June 1996. This statement provides that transfers of financial assets be recognized as sales only when certain specified criteria related to the transferor surrendering control of the assets are met. These criteria are more restrictive than under previous generally accepted accounting principles. The provisions of this statement will affect the accounting for certain transactions commonly entered into by community financial institutions such as repurchase agreements, bankers acceptances and participation loans. The statement is effective for transactions occurring after December 31, 1996 and is to be applied prospectively.

         SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. This statement defers, for one year, the effective date of Statement No. 125 for repurchase agreements, dollar-roll, securities lending and similar transactions.

         The effect, on the Association's financial position and results of operations, of implementing Statement No. 125 in 1997 was not material.

         SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The statement, which is effective for years beginning after December 15, 1997, will not affect the Association's financial position or its results of operations.

                                    BUSINESS


General

         Located in Lutherville, Maryland, the Association is a financial institution primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily in central Baltimore County and northern Baltimore City, Maryland. Through its branch office located in Glen Burnie, a suburb to the south of Baltimore, the Association also services Anne Arundel County, Maryland. In addition to permanent mortgage loans, the Association also originates, to a lesser extent, loans for the construction of one- to four-family real estate, commercial loans secured by multi-family real estate (over four units) and nonresidential real estate, and consumer loans, including home equity lines of credit, home improvement loans, and loans secured by savings deposits. The Association invests in U.S. government obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, and other investments permitted by applicable law.

Lending Activities

         General. The principal lending activity of the Association is originating first mortgage loans secured by owner-occupied one- to four-family residential properties located in its primary market areas. In addition, in order to increase the yield and the interest rate sensitivity of its portfolio and in order to provide more comprehensive financial services to families and community businesses in the Association's primary market area, Wyman Park also originates commercial real estate, multi-family, consumer (secured and unsecured), land, and second mortgage loans. See "- Originations, Purchases and Sales of Loans." The Association reserves the right in the future to adjust or discontinue any product offerings to respond to competitive or economic factors.

         Loan Portfolio Composition. The following information concerning the composition of the Association's loan portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                  June 30,
                                 -------------------------------------------
                                       1997                      1996
                                 ------------------       -------------------
                                 Amount     Percent       Amount      Percent
                                 ------     -------       ------      -------
                                           (Dollars in Thousand)
Real Estate Loans:
 One- to four-family .......    $46,346       82.92%      $45,669       84.82%
 Multi-family ..............        211         .38           128         .24
 Commercial ................      5,806       10.39         4,448        8.26
 Construction or development        150         .27           270         .50
                                -------      ------       -------      ------
   Total real estate loans .     52,513       93.96        50,515       93.82
                                -------      ------       -------      ------

Other Loans:
 Consumer Loans:
  Deposit account loans ....        176         .31           138         .26
  Home equity ..............      3,184        5.70         3,189        5.92
  Home improvement .........         16         .03            --          --
   Total consumer loans ....      3,376        6.04         3,327        6.18
                                -------    --------       -------      ------
   Total loans, gross ......     55,889      100.00%       53,842      100.00%
                                -------    ========       -------      ======

Less:
 Loans in process ..........       (231)                     (270)
 Deferred fees and discounts       (199)                     (203)
 Allowance for losses ......       (270)                     (125)
                                -------                   -------
 Total loans receivable, net    $55,189                   $53,244
                                =======                   =======

         The following table shows the composition of the Association's loan portfolios by fixed- and adjustable-rate at the dates indicated.


                                                         June 30,
                                        ----------------------------------------
                                              1997                   1996
                                        ----------------       ----------------
                                        Amount   Percent       Amount   Percent
                                        ------   -------       ------   -------
                                                (Dollars in Thousand)
Fixed-Rate Loans:
 Real estate:
  One- to four-family ..............    $30,505    54.58%      $28,093    52.18%
  Multi-family .....................         --       --            78      .14
  Commercial .......................      4,596     8.22         3,424     6.36
  Construction or development ......        150      .27           270      .50
                                        -------   ------       -------   ------
     Total real estate loans .......     35,251    63.07        31,865    59.18
 Consumer ..........................        192      .34           138      .26
                                        -------   ------       -------   ------
     Total fixed-rate loans ........     35,443    63.41        32,003    59.44
                                        -------   ------       -------   ------

Adjustable-Rate Loans:
 Real estate:
  One- to four-family ..............     15,841    28.34        17,576    32.64
  Multi-family .....................        211      .38            50      .09
  Commercial .......................      1,210     2.17         1,024     1.90
                                        -------   ------       -------   ------
     Total real estate loans .......     17,262    30.89        18,650    34.63
 Consumer ..........................      3,184     5.70         3,189     5.93
                                        -------   ------       -------   ------
     Total adjustable-rate loans ...     20,446    36.59        21,839    40.56
                                        -------   ------       -------   ------
     Total loans ...................     55,889   100.00%       53,842   100.00%
                                        -------   ======       -------   ======

Less:
 Loans in process ..................       (231)                  (270)
 Deferred fees and discounts .......       (199)                  (203)
 Allowance for loan losses .........       (270)                  (125)
                                        -------                -------
    Total loans receivable, net ....    $55,189                $53,244
                                        =======                =======

         The following schedule illustrates the interest rate sensitivity of the Association's loan portfolio at June 30, 1997. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                            Real Estate
                       ---------------------------------------------------------
                                            Multi-family and     Construction
                       One- to Four-Family     Commercial       or Development
                       -------------------  ----------------   -----------------
                                 Weighted          Weighted            Weighted
                                  Average           Average             Average
                        Amount     Rate     Amount    Rate     Amount     Rate
                        ------     ----     ------    ----     ------     ----
                                         (Dollars in Thousands)
   Due During
  Years Ending
    June 30,
------------------
1998(1) ..........     $17,811     7.53%  $   485      9.14%  $   150      8.25%
1999 and 2000 ....       5,396     7.03     1,622      9.86        --        --
2001 and 2002 ....       3,063     8.00       229      9.45        --        --
2003-2007 ........       6,138     7.61     1,210      9.92        --        --
2008-2017 ........      10,824     7.05     1,742      9.42        --        --
2018 and following       3,114     7.57       729      7.34        --        --
                       -------            -------             -------
                       $46,346     7.40   $ 6,017      9.37   $   150      8.25%
                       =======            =======             =======

                                       Consumer                Total
                                    ----------------    -------------------
                                            Weighted               Weighted
                                             Average                Average
                                    Amount     Rate      Amount       Rate
                                    ------     ----      ------       ----
Due During
Years Ending
June 30,
------------------
1998(1) ....................       $ 3,360     9.56%    $21,806       7.88%
1999 and 2000 ..............             3     9.25       7,021       7.68
2001 and 2002 ..............            13     9.52       3,305       8.11
2003-2007 ..................            --       --       7,348       7.95
2008-2017 ..................            --       --      12,566       7.38
2018 and following .........            --       --       3,843       7.53
                                   -------              -------
                                   $ 3,376     9.56     $55,889       7.74
                                   =======              =======

----------

(1)  Includes demand loans and loans having no stated maturity.


         The total amount of loans due after June 30, 1997 which have predetermined interest rates is $35,443,000 while the total amount of loans due after such dates which have floating or adjustable interest rates is $20,446,000.

         Under federal law, the aggregate amount of loans that the Association is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At June 30, 1997, based on the above, the Association's regulatory loan-to-one borrower limit was approximately $750,000. On the same date, the Association had no borrowers with outstanding balances in excess of this amount. As of June 30, 1997, the largest dollar amount of indebtedness to one borrower or group of related borrowers was a $630,000 loan secured by a strip shopping center. The next two largest loans had outstanding balances of $627,000 and $583,000, respectively, and were secured by warehouse and offices, and a fast food restaurant and retail establishment. Such loans are performing in accordance with their terms.

         Loan applications are accepted by salaried employees at the Association's offices. Loan applications are presented for approval to the Loan or Executive Loan Committees of the Board of Directors or to the full Board of Directors, depending on the loan amount. Generally, the Loan Committee acts with respect to loan requests equal to or less than $250,000 (except for single family loan requests conforming to certain criteria, as to which the Loan Committee may approve amounts up to $500,000, while the Executive Loan Committee acts with respect to loan requests for more than $250,000 up to $500,000). Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Association's written lending policy) by qualified independent appraisers. The loan applications are designed primarily to determine the borrower's ability to repay and include income, length of employment, past credit history and the amount of current indebtedness. Significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations. The Association is an equal opportunity lender.

One- to Four-Family Residential Real Estate Lending

         The cornerstone of the Association's lending program has long been the origination of long-term permanent loans secured by mortgages on owner-occupied one- to four-family residences. At June 30, 1997, $46.3 million, or 82.9% of the Association's gross loan portfolio consisted of permanent loans on one- to four-family residences. At that date, the average outstanding residential loan balance was approximately $73,000 and the largest outstanding residential loan had a principal balance of $382,000. Virtually all of the residential loans originated by Wyman Park are secured by properties located in the Association's market area. See "- Originations, Purchases and Sales of Loans."

         Although the Bank has generally sold its fixed-rate loan production since 1989, historically, Wyman Park originated for retention in its own portfolio 30-year fixed-rate loans secured by one- to four-family residential real estate. Beginning in the mid-1980s, in order to reduce its exposure to changes in interest rates, Wyman Park began to originate adjustable rate mortgage loans ("ARMs"), subject to market conditions and consumer preference. The Association has from time to time sold some of its ARM production, which conforms to standards promulgated by the Federal Home Loan Mortgage Corporation ("FHLMC"), and as a result of continued consumer demand, particularly during periods of relatively low interest rates, Wyman Park has also continued to originate fixed-rate residential loans in amounts and at rates and terms which are monitored for compliance with the Association's asset/liability management policy. Currently, the Association originates both conforming and jumbo construction and jumbo fixed-rate permanent loans with maturities of up to 30 years. At June 30, 1997, the Association had $30.5 million of fixed-rate permanent residential loans, constituting 54.6% of the Association's loan portfolio at such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         The Association's ARM and balloon loans are offered at rates, terms and points determined in accordance with market and competitive factors. The Association's current one- to four-family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. Balloon loans also have terms of up to 30 years. Though from time to time "teaser" rates are offered, applicants are qualified pursuant to FHLMC guidelines, which permits qualifications at less than the fully indexed rate, and no ARMs allow for negative amortization. The interest rates on the ARMs originated by Wyman Park are generally subject to adjustment at one-, three- and five-year intervals based on a margin over the Treasury Securities Constant Maturity Index. Decreases or increases in the interest rate of the Association's ARMs are generally limited to 6% above the initial interest rate over the life of the loan, and up to a 2% per adjustment period per year or per adjustment period. The Association's ARMs may be convertible into fixed-rate loans, depending on the program selected, and do not contain prepayment penalties. Loans are not assumable. At June 30, 1997, the total balance of one- to four-family ARMs was $15.8 million, or 28.3% of the Association's loan portfolio.

         As a service to its older customers, the Association also has originated, and thereafter sold, reverse mortgages, enabling the "homeowner" to utilize equity values that have built up in the underlying property.

         As discussed above, the Association evaluates both the borrower's ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Wyman Park originates residential mortgage loans with loan-to-value ratios up to 97%. On mortgage loans exceeding an 80% loan-to-value ratio at the time of origination, Wyman Park will generally require private mortgage insurance in an amount intended to reduce the Association's exposure to less than 80% of the appraised value of the underlying property.

         The Association requires title insurance on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Association also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         The  Association's   residential  mortgage  loans  customarily  include
due-on-sale clauses giving the Association the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

Construction and Development Lending

         The Association makes construction loans to individuals for the construction of their primary or secondary residences. Loans to individuals for the construction of their residences typically run for up to nine months. The borrower pays interest only during the construction period. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At June 30, 1997, the Association had one construction loan with an outstanding aggregate balance of $150,000 secured by residential property.

         The Association has participated in loans to builders and developers to finance the construction of residential property. Such loans generally have adjustable interest rates based upon prime or treasury indexes with terms of 18 months. The proceeds of the loan are advanced during construction based upon the percentage of completion as determined by an inspection by the lead lender. The loan amount normally does not exceed 75% of projected completed value. Whether the Association is willing to provide permanent takeout financing to the purchaser of the home is determined independently of the construction loan by separate underwriting. In the event that upon completion the house is not sold, the builder is required to make principal and interest payments until the house is sold.

         Building lot loans, which include loans to acquire vacant or raw land, are made to individuals. All of such loans are secured by land zoned for residential developments and located within the Association's market area. Before extending credit, the Association will require percolation tests and related permits to be secured.

         Construction and development lending, through participation or direct lending, generally affords the Association an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees. In addition, such loans are generally made for relatively short terms. Nevertheless, construction lending to persons other than owner-occupants is generally considered to involve a higher level of credit risk than one- to four-family permanent residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on construction projects, real estate developers and managers. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. The Association's risk of loss on a construction or development loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, the Association may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage. When loan payments become due, the cash flow from the property may not be adequate to service the debt. In such cases, the Association may be required to modify the terms of the loan.

Commercial Real Estate Lending

           The Association's commercial real estate loan portfolio consists of loans on a variety of non-residential properties including retail facilities, warehouses, small office buildings, small industrial parks and shopping centers. At June 30, 1997, the Association's largest commercial real estate loan totaled $630,000 At that date, the Association had 23 other commercial real estate loans, all totaling $5.8 million or 10.4 % of gross loans receivable. As of June 30, 1997, none of these loans were non-performing.

         The Association has originated both balloon, adjustable-rate and fixed-rate commercial real estate loans, although most current originations have balloon or adjustable rates. Commercial loans generally adjust based on a constant maturity index plus a margin. Adjustable rate loans generally have a balloon feature after one or two adjustment periods to allow the Association to re-evaluate the terms of the loan. Balloon loans mature at the end of the initial balloon term and may be modified, extended or refinanced by the Association. Commercial loans are generally underwritten in amounts of up to 75% of the appraised value of the underlying property.

         Appraisals on properties securing commercial real estate loans originated by the Association are performed by a qualified independent appraiser at the time the loan is made. In addition, the Association's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships and income projections or operating histories for the property. Personal guarantees are generally obtained for the Association's commercial real estate loans.

         Substantially all of the commercial real estate loans originated by the Association are secured by properties located within the Association's market area.

         The table below sets forth by type of security property the estimated number, loan amount and outstanding balance of Wyman Park's commercial real estate loans at June 30, 1997.




                                                                     Outstanding
                                         Number of     Original       Principal
                                           Loans      Loan Amount      Balance
                                         ---------    -----------    -----------
                                                  (Dollars in Thousands)
Office ............................          10         $1,850         $1,653
Retail ............................           4          1,725          1,641
Small industrial ..................           2            535            482
Warehouse .........................           4          1,372          1,262
Apartment .........................           1             83             59
Land ..............................           3            758            709
                                         ------         ------         ------
   Total ..........................          24         $6,323         $5,806
                                         ======         ======         ======


         Commercial real estate loans generally present a higher level of credit risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

Multi-Family Lending

         The Association has historically made a few permanent multi-family loans in its primary market area. As with commercial real estate loans, multi-family loans present a higher level of credit risk than do loans secured by one-to four-family residences. At June 30, 1997, loans secured by multi-family properties aggregated $211,000, or .38% of the Association's gross loans receivable.

         The Association's multi-family loan portfolio includes loans secured by five or more unit residential buildings located primarily in the Association's market area.

Consumer Lending

         Management believes that offering consumer loan products helps to expand the Association's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. The Association currently originates substantially all of its consumer loans in its market area. At June 30, 1997, the Association's consumer loans totaled $3.4 million or 6.0% of the Association's gross loan portfolio.

         Wyman Park offers a variety of consumer loans, including loans secured by savings deposits and home equity lines of credit as well as unsecured home improvement loans.

         The largest component of the Association's consumer lending program is its home equity line. At June 30, 1997, home equity loans totaled $3.2 million or 5.7% of gross loans receivable. The Association also employs its standard underwriting criteria discussed above in deciding whether to extend credit. The Association's home equity lines of credit are originated in amounts which, together with the amount of the first mortgage, generally do not exceed 80% of the appraised value of the property securing the loan. At June 30, 1997, the Association had $5.5 million of funds committed, but undrawn, under such lines. Home equity loans are adjustable in nature, floating at a stated margin above prime.

         The terms of other types of consumer loans vary according to the type of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Association for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to meet payments on the proposed loan along with his existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Originations, Purchases and Sales of Loans

         The Association originates real estate and other loans through employees located at the Association's offices. Walk-in customers and referrals from its current customer base, advertisement, real estate brokers, mortgage loan brokers and builders are also important sources of loan originations as well as Wyman Park's internet web-site (www.wymanpark.com). The association utilized the services of mortgage or loan brokers from time to time. While generally a portfolio lender, the Association may in the future evaluate loan sale opportunities as they arise and make sales depending on market conditions.

         The following table shows the loan origination, purchase, sale and repayment activities of the Association for the periods indicated.


                                                             Year Ended June 30,
                                                             -------------------
                                                              1997        1996
                                                             ------     -------
                                                          (Dollars in Thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family..................        $2,843     $ 1,314
                  - multi-family.....................            90         ---
                  - commercial.......................         1,100         190
                                                             ------     -------
         Total adjustable-rate.......................         4,033       1,504
                                                             ------     -------
 Fixed rate:
  Real estate - one- to four-family..................         3,907       6,991
                  - commercial.......................           936         550
  Non-real estate - consumer.........................            18         ---
                                                             ------     -------
         Total fixed-rate............................         4,861       7,541
                                                             ------     -------
         Total loans originated......................         8,894       9,045
                                                             ------     -------

Purchases:
  Real estate - one- to four-family..................           983         ---
                  - commercial.......................           805         300
                                                             ------     -------
         Total loans purchased.......................         1,788         300
                                                             ------     -------

Sales and Repayments:
  Real estate - one- to four-family..................           395         990
                  - commercial.......................           900         ---
                                                             ------     -------
         Total loans sold............................         1,295         990
  Principal repayments...............................         7,177       9,539
                                                             ------     -------
         Total reductions............................         8,472      10,529
Increase (decrease) in other items, net..............          (265)         24
                                                             ------     -------
         Net increase (decrease).....................        $1,945     $(1,160)
                                                             ======     =======

Delinquencies and Non-Performing Assets

         Loan Portfolio Management. When a borrower fails to make a required payment on a loan, the Association attempts to cause the delinquency to be cured by contacting the borrower. A late notice is generated on all loans over 15 and 30 days delinquent. Another late notice is sent 60 days after the due date followed by telephone contact.

         If the delinquency is not cured by the 65th day, the customer is provided written notice that the account will be referred to counsel for collection and foreclosure, if necessary. A good faith effort by the borrower at this time will defer foreclosure for a reasonable length of time depending on individual circumstances. After 90 days, foreclosure proceedings are generally instituted. The Association may agree to accept a deed in lieu of foreclosure. If it becomes necessary to foreclose, the property is sold at public sale and the Association may bid on the property to protect its interest.

         Unsecured consumer loans are charged off if they remain delinquent for 120 days unless the borrower and lender agree on a payment plan. If terms of the plan are not met, they are then subject to charge off.

         Real estate acquired by Wyman Park as a result of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure, it is recorded at the lower of cost or estimated fair value, less estimated selling costs, at the date of acquisition, and any write-down resulting therefrom is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

         The following table sets forth the Association's loan delinquencies by type, by amount and by percentage of type at June 30, 1997.


                                                                     Loans Delinquent For:
                                                 -----------------------------------------------------
                                                          60-89 Days              90 Days and Over          Total Delinquent Loans
                                                 -------------------------   -------------------------    --------------------------
                                                                   Percent                     Percent                       Percent
                                                                   of Loan                     of Loan                       of Loan
                                                 Number  Amount   Category   Number  Amount   Category     Number   Amount  Category
                                                 ------  ------   --------   ------  ------   --------     ------   ------  --------
                                                                               (Dollars in Thousands)
Real Estate:
 One- to four-family .....................         5      $178      .38%       2      $176      .38%         7      $354      .76%
                                                 ----     ----                ---     ----                  ---      ---
  Total ..................................         5      $178      .32%       2      $176      .31%         7      $354      .63%
                                                 ====     ====                ===     ====                  ===      ===

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Association's loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Foreclosed assets include assets acquired in settlement of loans.



                                                             June 30,
                                                          ---------------
                                                          1997       1996
                                                          ----       ----
                                                      (Dollars in Thousands)

Non-accruing loans:
  One- to four family............................         $176       $ 27
                                                          ----       ----

Total non-performing assets......................         $176       $ 27
                                                          ====       ====
Total as a percentage of total assets............          .28%       .04%
                                                           ===        ===


         For the year ended June 30, 1997 gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $18,964. The amount that was included in interest income on such loans was $14,492 for the year ended June 30, 1997.

         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution, without establishment of a specific valuation allowance or charge-off, is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a Loss, the institution may charge off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         On the basis of management's review of its assets, at June 30, 1997, the Association had two loans classified substandard with total principal of $176,000.

         Other Assets of Concern. In addition to non-performing loans and substandard loans discussed above, as of June 30, 1997, the Association had five loans totalling $178,000, which, because of known information about the possible credit problems of the borrowers or the cash flows of the security property, would cause management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and may result in the future inclusion of such assets in non-performing asset categories.

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the estimated net realizable value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current loan portfolio and current economic conditions are considered. Management also considers the Association's non-performing assets in establishing its allowance for loan losses.

         As of June 30, 1997, the Association's allowance for loan losses as a percent of gross loans receivable and as a percent of non-performing loans amounted to .5% and 153%, respectively. In light of the level of non-performing assets to total assets and the nature of these assets, management believes that the allowance for loan losses is adequate. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

         The following table sets forth an analysis of the Association's allowance for loan losses.


                                                           Year Ended June 30,
                                                           -------------------
                                                            1997         1996
                                                            ----         ----
                                                          (Dollars in Thousands)

Balance at beginning of period....................          $125         $100

Charge-offs:
  Commercial real estate..........................            --           --
                                                            ----         ----
                                                              --           --
                                                            ----         ----

Net charge-offs...................................            --           --
Additions charged to operations...................           145           25
                                                            ----         ----
Balance at end of period..........................          $270         $125
                                                            ====         ====

Ratio of net charge-offs during the period to
 average loans outstanding during the period......            --%          --%
                                                            ====         ====

Ratio of net charge-offs during the period to
 average non-performing assets....................            --%          --%
                                                            ====         ====

         The distribution of the Association's allowance for losses on loans at the dates indicated is summarized as follows:


                                                                          June 30,
                                      --------------------------------------------------------------------------------
                                                     1997                                         1996
                                      ------------------------------------        ------------------------------------
                                                                   Percent                                     Percent
                                                                  of Loans                                    of Loans
                                                      Loan         in Each                         Loan        in Each
                                      Amount of      Amounts      Category        Amount of       Amounts     Category
                                      Loan Loss        by         to Total        Loan Loss         by        to Total
                                      Allowance     Category        Loans         Allowance      Category       Loans
                                      ---------     --------      --------        ---------      --------     --------
                                                              (Dollars in Thousands)
One- to four-family ................  $    25        $46,346        82.92%         $    22        $45,669       84.82%
Multi-family .......................       --            211          .38               --            128         .24
Commercial real estate .............       56          5,806        10.39               43          4,448        8.26
Construction or  development .......       --            150          .27               --            270         .50
Consumer ...........................       --          3,376         6.04               --          3,327        6.18
Unallocated ........................      189             --           --               59             --          --
                                      -------        -------       ------          -------        -------      ------
     Total .........................  $   270        $55,889       100.00%         $   125        $53,842      100.00%
                                      =======        =======       ======          =======        =======      ======


Investment Activities

         As part of its asset/liability management strategy and liquidity requirements, the Association invests in U.S. government and agency obligations to supplement its lending activities. The Association's investment policy also allows for investments in overnight funds, mortgage-backed securities and certificates of deposit. The Association may consider the expansion of investments into other securities if deemed appropriate. At June 30, 1997, the Association did not own any securities of a single issuer which exceeded 10% of the Association's retained earnings, other than U.S. government or federal agency obligations. See Note 3 of the Notes to the Consolidated Financial Statements for additional information regarding the Association's investment securities portfolio.

         The Association is required by federal regulations to maintain a minimum amount of liquid assets that may be invested in specified securities and is also permitted to make certain other securities investments. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations - Liquidity and Capital." Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of June 30, 1997, the Association's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 9.8% as compared to the OTS requirement of 5.0%.

         All of the Association's investment securities are classified as available for sale. There were no sales of investment securities in fiscal 1997 or 1996. The Association may elect to classify investment securities acquired in the future as trading securities or as held to maturity, instead of available-for-sale, but there are no current plans to do so.

         The following table sets forth the composition of the Association's investment and mortgage-backed securities at the dates indicated.


                                                                                June 30,
                                                            ------------------------------------------------
                                                                     1997                       1996
                                                           ---------------------        --------------------
                                                            Book           % of          Book           % of
                                                           Value          Total         Value          Total
                                                           ------         ------        ------        ------
                                                                         (Dollars in Thousands)
Investment securities:
  Federal agency obligations ...........................   $2,992          85.44%       $2,964         85.32%
                                                           ------         ------        ------        ------
     Subtotal ..........................................    2,992          85.44         2,964         85.32
  FHLB stock ...........................................      510          14.56           510         14.68
                                                           ------         ------        ------        ------
     Total investment securities and FHLB stock ........   $3,502         100.00%       $3,474        100.00%
                                                           ======         ======        ======        ======
Average remaining life of investment securities ........ 1.3 years                    2.3 years

Other interest-earning assets:
  Interest-bearing deposits with banks .................   $1,093          57.05%       $3,483         60.46%
  Federal funds sold ...................................      823          42.95         2,278         39.54
                                                           ------         ------        ------        ------
     Total .............................................   $1,916         100.00%       $5,761        100.00%
                                                           ======         ======        ======        ======

Mortgage-backed securities:
  FNMA .................................................   $    2            .56%       $    3           .71%
  FHLMC ................................................      354          99.44           421         99.29
                                                           ------         ------        ------        ------
     Total mortgage-backed securities ..................   $  356         100.00%       $  424        100.00%
                                                           ======         ======        ======        ======


         At June 30, 1997, the composition and maturities of the investment securities portfolio, excluding FHLB stock, are indicated in the following table.



                                        1 to 5
                                         Years      Total Investment Securities
                                        ------      ---------------------------
                                       Book Value    Book Value   Market Value
                                       ----------    ----------   ------------
                                                 (Dollars in Thousands)

Federal agency obligations..........    $2,992        $2,992         $2,992
                                        ------        ------         ------
Total investment securities.........    $2,992        $2,992         $2,992
                                        ======        ======         ======
Weighted average yield..............     5.94%         5.94%          5.94%

         Mortgage-Backed Securities. Wyman Park has a $356,000 portfolio of mortgage-backed securities, all of which are insured or guaranteed by FHLMC or the Federal National Mortgage Association ("FNMA"). Accordingly, management believes that the Association's mortgage-backed securities are generally resistant to credit problems. Because these securities represent a passthrough of principal and interest from underlying individual thirty year mortgages, such securities do present prepayment risk. Any such individual security contains mortgages that can be prepaid at any time over the life of the security. In a rising interest rate environment the underlying mortgages are likely to extend their lives versus a stable or declining rate environment. A declining rate environment can result in rapid prepayment. There is no certainty as to the security life or speed of prepayment. The geographic makeup and correlated economic conditions of the underlying mortgages also pay an important role in determining prepayment. In addition to prepayment risk, interest rate risk is inherent in holding any debt security. As interest rates rise the value of the security declines and conversely as interest rates decline values rise. Adjustable rate mortgage-backed securities have the advantage of moving their interest rate within limits with the contractual index used, subject to the risk of prepayment. All of the adjustable rate mortgage-backed securities in the portfolio are tied to the One Year Constant Maturity Treasury Index and all are considered held for investment. The market valuation does not consequently present a direct impact on equity.

         Mortgage-backed securities can serve as collateral for borrowings and, through sales and repayments, as a source of liquidity. For information regarding the carrying and market values of Wyman Park's mortgage-backed securities portfolio, see Note 3 of the Notes to Consolidated Financial Statements. Under the Association's risk-based capital requirement, mortgage-backed securities have a risk weight of 20% in contrast to the 50% risk weight carried by residential loans. See "Regulation."

         The following table sets forth the contractual maturities of the Association's mortgage-backed securities at June 30, 1997.



                                                      Due in     June 30, 1997
                                                     10 to 20       Balance
                                                      Years        Outstanding
                                                      -----        -----------
                                                         (In Thousands)
Federal Home Loan Mortgage Corporation..........       $354          $354
Federal National Mortgage Association...........          2             2
                                                      -----          ----
     Total......................................       $356          $356
                                                       ====          ====

Sources of Funds

         General. The Association's primary sources of funds are deposits, amortization and prepayment of loan principal, maturities of investment securities, short-term investments and funds provided from operations as well as FHLB advances.

         Deposits. Wyman Park offers a variety of deposit accounts having a wide range of interest rates and terms. The Association's deposits consist of passbook and statement accounts, NOW accounts, Christmas Club and money market and certificate accounts, including Individual Retirement Accounts. The Association relies primarily on advertising, including newspaper and radio, pricing policies and customer service to attract and retain these deposits. Neither premiums nor brokered deposits are utilized.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The Association's mix of transaction accounts and certificate accounts is less favorable than its peers, resulting in a higher cost of funds for the Association in relation to its peer group. At June 30, 1997, 28.3% of the Association's deposits were in transaction accounts, versus 71.7% in certificates. See "Risk Factors - Low Return on Equity and Low Net Interest Margin" and "-- Competition."

         The Association has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Association manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives. Based on its experience, the Association believes that its passbook, demand and NOW accounts are relatively stable sources of deposits. However, the ability of the Association to attract and maintain certificate deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

         The following table sets forth the savings flows at the Association during the periods indicated.


                                                   Year Ended June 30,
                                                 ----------------------
                                                   1997          1996
                                                 ---------     --------
                                                 (Dollars in Thousands)

Opening balance.............................      $ 57,871     $ 58,473
Deposits....................................        53,394       43,873
Withdrawals.................................       (57,930)     (47,539)
Interest credited...........................         2,762        3,064
                                                  --------     --------

Ending balance..............................      $ 56,097     $ 57,871
                                                  ========     ========

Net decrease................................      $ (1,774)    $   (602)
                                                  ========     ========

Percent decrease............................         (3.07)%      (1.03)%
                                                  ========     ========


         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Association for the periods indicated.

                                                  Year Ended June 30,
                                        --------------------------------------
                                             1997                  1996
                                        -----------------    -----------------
                                                 Percent               Percent
                                        Amount   of Total    Amount   of Total
                                        ------   --------    ------   --------
                                               (Dollars in Thousands)
Transactions and Savings Deposits:
Commercial Demand 0% ............     $   587      1.05%     $   337       .58%
Passbook Accounts 2.96% .........       6,027     10.74        5,857     10.12
NOW Accounts 1.75 % .............       1,615      2.88        1,673      2.89
Money Market Accounts 3.10% .....       7,627     13.59        7,637     13.19
                                      -------    ------      -------    ------

Total Non-Certificates ..........      15,856     28.26       15,504     26.78
                                      -------    ------      -------    ------

Certificates:

 4.00 -  5.99% ..................     $26,366     46.99%     $23,101     39.90%
 6.00 -  7.99% ..................      13,492     24.04       16,657     28.77
 8.00 -  9.99% ..................         383       .68        2,609      4.51
                                      -------    ------      -------    ------

Total Certificates ..............      40,241     71.71       42,367     73.18
                                      -------    ------      -------    ------
Accrued Interest ................          19       .03           21       .04
                                      -------    ------      -------    ------
Total Deposits ..................     $56,116    100.00%     $57,892    100.00%
                                      =======    ======      =======    ======

         The following table shows rate and maturity information for the Association's certificates of deposit as of June 30, 1997.


                                   4.00-     6.00-     8.00-            Percent
                                   5.99%     7.99%     9.99%   Total    of Total
                                   -----     -----     -----   -----    --------
                                             (Dollars in Thousands)
Certificate accounts
    maturing
in quarter ending:
------------------
September 30, 1997.............   $ 5,540   $   991     $ ---  $  6,531   16.23%
December 31, 1997..............     5,470       967       186     6,623   16.46
March 31, 1998.................     3,605       179        15     3,799    9.44
June 30, 1998..................     3,216        86       ---     3,302    8.21
September 30, 1998.............     2,910        61       163     3,134    7.79
December 31, 1998..............     2,292        53         3     2,348    5.83
March 30, 1999.................       506       451        16       973    2.42
June 30, 1999..................       492     1,079       ---     1,571    3.90
September 30, 1999.............       267     1,227       ---     1,494    3.71
December 31, 1999..............       138       900       ---     1,038    2.58
March 31, 2000.................        19     2,129       ---     2,148    5.34
Thereafter.....................     1,911     5,369       ---     7,280   18.09
                                 --------  --------     -----  --------  ------

   Total.......................   $26,366   $13,492      $383   $40,241  100.00%
                                  =======   =======      ====   =======  ======

   Percent of total............    65.52%    33.53%      .95%
                                   =====     =====       ===


         At June 30, 1997 the Association had approximately $4.2 million in certificate accounts in amounts of $100,000 or more maturing as follows:


                                                              Weighted
    Maturity Period                          Amount        Average Rate
    ---------------                          ------        ------------
                                          (Dollars in
                                           thousands)

Three months or less.....................   $   983            4.78%
Over three through six months............       449            5.48
Over six through 12 months...............       213            5.08
Over 12 months...........................     2,552            6.23
                                            -------
Total....................................    $4,197            5.75
                                            =======

         The  following  table   indicates  the  amount  of  the   Association's
certificates of deposit and other deposits by time remaining until maturity as of June 30, 1997.


                                                                 Maturity
                                                -------------------------------------------
                                                             Over       Over
                                                3 Months    3 to 6     6 to 12      Over
                                                or Less     Months      Months    12 months       Total
                                                --------    -------    -------    ---------      -------
Certificates of deposit less than $100,000      $ 5,548     $ 6,174    $ 6,888     $17,434       $36,044
Certificates of deposit of $100,000 or more         983         449        213       2,552         4,197
Total certificates of deposit .............     $ 6,531     $ 6,623    $ 7,101     $19,986       $40,241
                                                =======     =======    =======     =======       =======


         For   additional   information   regarding  the   composition   of  the
Association's   deposits,   see  Note  7  of  Notes  to  Consolidated  Financial
Statements.

         Borrowings. Wyman Park's other available sources of funds, not currently utilized, include advances from the FHLB of Atlanta and other borrowings. As a member of the FHLB of Atlanta, the Association is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Atlanta may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. The Association's immediate credit availability at the FHLB of Atlanta is approximately $8 million at June 30, 1997.

         The Association did not have any outstanding borrowings during the last two fiscal years, although the Association did borrow $1 million from the FHLB of Atlanta during the first quarter of fiscal 1998.

Service Corporations

         As a federally chartered savings association, Wyman Park is permitted by OTS regulations to invest up to 2% of its assets, or approximately $1.3 million at June 30, 1997, in the stock of, or loans to, service corporation subsidiaries. As of such date, Wyman Park had one investment in a service corporation, WP Financial Corporation, which engages in the sale of annuities. The income derived from WP Financial Corporation is not material to the Association's results of operations.

Competition

         Wyman Park experiences strong competition both in originating real estate loans and in attracting deposits. This competition arises from a highly competitive market area with numerous commercial banks and savings institutions, as well as credit unions and mortgage bankers and, with respect to deposits, banking institutions and other financial intermediaries. The Association competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         The Association attracts all of its deposits through the communities in which its offices are located; therefore, competition for those deposits is principally from other savings institutions, commercial banks, securities firms, money market and mutual funds and credit unions located in the same community. The ability of the Association to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Association competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer-oriented staff. At June 30, 1997, the Association had in excess 60 financial institutions competing with it in its market area. The Association estimates its market share of savings deposits in its market area to be approximately 11.4%.

         Competition may limit Wyman Park's growth and profitability in the future. See "Risk Factors - Competition."

Employees

         At June 30, 1997, the Association had a total of 15 full-time employees and one part-time employee. None of the Association's employees are represented by any collective bargaining group.
Management considers its employee relations to be good.

Properties

         The following table sets forth information concerning the main office and a branch office of the Association at June 30, 1997. The Association believes that its current facilities are adequate.



                                                                     Net Book
                                                  Owned              Value at
                                   Year             or               June 30,
     Location                     Opened          Leased(1)            1997
     --------                     ------          ---------            ----
Main Office:

11 Ridgely Road                    1977       Land Leased;(2)
Lutherville, MD 21093                         Building Owned         $95,000

Branch Office:

7963 Baltimore/Annapolis Blvd.     1977          Leased(3)               N/A
Glen Burnie, MD 21060

---------

(1)  See Note 6 to Notes to Consolidated Financial Statements.

(2)  There are five, five-year options which expire in May 2027.

(3)  Lease expires in November, 2001.

         The Association's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Association at June 30, 1997 was approximately $12,000.

Legal Proceedings

         From time to time, Wyman Park is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on Wyman Park's financial position or results of operations.


                                   REGULATION


General

         Wyman Park is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Wyman Park is subject to broad federal regulation and oversight extending to all its operations. Wyman Park is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Wyman Park, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. Wyman Park is a member of the SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of Wyman Park are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Wyman Park.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Wyman Park is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS examination of Wyman Park was as of December, 1996. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Association to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. The Association's OTS assessment for the fiscal year ended June 30, 1997 was $21,845.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Wyman Park and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Association is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Wyman Park is in compliance with the noted restrictions.

         Wyman Park's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1997, the Association's lending limit under this restriction was $750,000. Assuming the sale of the minimum number of shares in the Conversion at June 30, 1997, that limit would be increased to $1.1 million. Wyman Park is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

         Wyman Park is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         In order to equalize the deposit insurance premium schedules for BIF and SAIF insured institutions, the FDIC imposed a one-time special assessment on all SAIF-assessable deposits pursuant to federal legislation passed on September 30, 1996. Wyman Park's special assessment, which was $383,000, was paid in November 1996, and included in federal deposit insurance expense in the fiscal year ended June 30, 1997. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF- insured institutions pay an assessment equal to 1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

         The Association will continue to be insured by the SAIF following completion of the Conversion.

Regulatory Capital Requirements

         Federally insured savings associations, such as Wyman Park, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At June 30, 1997, the Association did not have any intangible assets.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. Wyman Park does not have any non-includable subsidiaries.

         At June 30, 1997, Wyman Park had tangible capital of $4.8 million, or 7.6% of total assets, which is approximately $3.8 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Wyman Park would have had tangible capital equal to 10.5%, 11.0% and 11.6%, respectively, of adjusted total assets at June 30, 1997, which is $5.8 million, $6.2 million and $6.6 million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At June 30, 1997, Wyman Park had no intangibles which were subject to these tests.

         At June 30, 1997, Wyman Park had core capital equal to $4.8 million, or 7.6% of adjusted total assets, which is $2.9 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Wyman Park would have had core capital equal to 10.5%, 11.0% and 11.6%, respectively, of adjusted total assets at June 30, 1997, which is $4.9 million, $5.3 million and $5.6 million, respectively, above the requirement.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At June 30, 1997, Wyman Park had $270,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. Wyman Park had no such exclusions from capital and assets at June 30, 1997.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         OTS regulations also require that savings associations with more than normal interest rate risk exposure deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total risk-based capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. At the present time, the proposal is not expected to have a material impact on the Association.

         On June 30, 1997, Wyman Park had total risk-based capital of approximately $5.0 million (including $4.8 million in core capital and $270,000 in qualifying supplementary capital) and risk- weighted assets of $34.3 million; or total capital of 14.6% of risk-weighted assets. This amount was $2.3 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to the Association of 50% of the net Conversion proceeds and the investment of those proceeds in 20% risk-weighted government securities, Wyman Park would have had total risk- based capital of 20.3%, 21.4% and 22.5%, respectively, of risk-weighted assets, which is above the current 8% requirement by $4.3 million, $4.7 million and $5.1 million, respectively.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Association may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "--Restrictions on Repurchase of Stock".

         Generally, savings associations, such as Wyman Park, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of their net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Wyman Park may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30- day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings associations, including Wyman Park, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Wyman Park includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At June 30, 1997, the Association was in compliance with both requirements, with an overall liquid asset ratio of 9.8% and a short-term liquid assets ratio of 4.4%.

Qualified Thrift Lender Test

         All savings associations, including Wyman Park, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1997, the Association met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Wyman Park, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Wyman Park. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Association may be required to devote additional funds for investment and lending in its local community. The Association was examined for CRA compliance in September 1995 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Wyman Park include the Holding Company and any company which is under common control with the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary  savings and loan  holding  company,  the Holding  Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Wyman Park or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Wyman Park fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1997, Wyman Park was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Association "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Association.

Federal Home Loan Bank System

         Wyman Park is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Wyman Park is required to purchase and maintain stock in the FHLB of Atlanta. At June 30, 1997, Wyman Park had $510,000 in FHLB stock, which was in compliance with this requirement. In past years, Wyman Park has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 6.5% and were 7.3% for fiscal year 1997.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Wyman Park's FHLB stock may result in a corresponding reduction in Wyman Park's capital.

         For the year ended June 30, 1997, dividends paid by the FHLB of Atlanta to Wyman Park totaled $37,000, which was no increase over the amount of dividends received in fiscal year 1996.

Federal and State Taxation

         Savings associations such as Wyman Park that meet certain conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction is computed under the experience method. Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         In August 1996, legislation was enacted that repealed the percentage of taxable income method used by many thrifts, including the Association, to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At June 30, 1997, the Association had approximately $39,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established so there will be no effect on future net income.

         In addition to the regular income tax, corporations, including savings associations such as Wyman Park, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

         A portion of the Association's reserves for losses on loans may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of June 30, 1997, the portion of Wyman Park's reserves subject to this treatment for tax purposes totaled approximately $1.8 million.

         Wyman Park files federal income tax returns on a fiscal year basis using the accrual method of accounting. The Holding Company does not anticipate filing consolidated federal income tax returns with Wyman Park. Savings associations that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

         Wyman Park has been audited by the IRS with respect to federal income tax returns through June, 1996. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, Wyman Park) would not result in a deficiency which could have a material adverse effect on the financial condition of Wyman Park.

         Maryland Taxation. The State of Maryland generally imposes a franchise tax on thrift institutions computed at a rate of 7% of net earnings. For the purpose of the 7% franchise tax, net earnings are defined as the net income of the thrift institution as determined for federal corporate income tax purposes, plus (i) interest income from obligations of the United States, of any state, including Maryland, and of any country, municipal or public corporation authority, special district or political subdivision of any state, including Maryland, (ii) any profit realized from the sale or exchange of bonds issued by the State of Maryland or any of its political subdivisions, and (iii) any deduction for state income taxes.

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.


                                   MANAGEMENT


Directors and Executive Officers of the Holding Company

         The Board of Directors of the Holding Company currently consists of nine members, each of whom is also a director of the Association. See "Management - Directors of the Association." Each Director of the Holding Company has served as such since the Holding Company's incorporation in September 1997. Directors of the Holding Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as their terms as directors of the Association. The Holding Company may consider paying fees to directors. See "- Directors of the Association."

         The executive officers of the Holding Company are elected annually and hold office until their respective successor has been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company, who have held their positions since September 1997, are set forth below.


    Name                                              Title
-------------------             ------------------------------------------------
Ernest A. Moretti               Director, President and Chief Executive Officer
Ronald W. Robinson              Chief Financial Officer
Charmaine M. Snyder             Corporate Secretary


         It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of directors and executive officers of the Association, see "- Compensation and Meetings of the Board of Directors of the Association" and "- Executive Compensation."

Committees of the Holding Company

         The Holding Company formed standing Audit and Nominating Committees in connection with its organization in September 1997. The Holding Company committees did not meet during fiscal 1997.

         The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform the Holding Company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors Heaver, Marsiglia, Salkin and, ex officio, Mr. Moretti.

         The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not up for election.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.

Directors of the Association

         Upon completion of the Conversion, each of the directors of the Association will continue to serve as a director of the converted Association. The Board of Directors of the Association currently consists of nine directors. The directors are divided into three classes. Approximately one-third of the directors are elected at each annual meeting of stockholders. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Association after the Conversion, directors of the Holding Company will elect the directors of the Association.


                                                                         Term of
                                                                Director  Office
             Name          Age(1)    Position(s) Held            Since   Expires
             ----          ------    ----------------            -----   -------
Allan B. Heaver              45    Chairman of the Board          1983    1998
Ernest A. Moretti            56    Director, President and Chief  1989    1999
                                    Executive Officer
H. Douglas Huether           71    Director                       1965    1998
John K. White                65    Director                       1987    1999
John R. Beever               64    Director                       1984    1997
Albert M. Copp               62    Director                       1992    1997
Gilbert D. Marsiglia, Sr.    59    Director                       1988    1997
Jay H. Salkin                58    Director                       1995    1998
G. Scott Barhight            40    Director                       1996    1999

--------
(1)  At June 30, 1997.

         The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         Allan B.  Heaver.  Since 1986,  Mr.  Heaver has served as the  Managing
General   Partner   of   Heaver    Properties,    a   commercial   real   estate
management/development company.

         Ernest A. Moretti. Mr. Moretti is President and Chief Executive Officer of the Association, a position he has held since 1989.

         M. Douglas Huether. Since 1970, Mr. Huether has served as President of Independent Can Company, a metal can manufacturing company and is currently Chairman of the Board.

         John K. White. For over 25 years prior to his retirement, Mr. White served as Executive Vice President and is a current member of the Board of Directors of the Baltimore Life Insurance Company and Life of Maryland Insurance.

         John R. Beever. Since 1967, Mr. Beever has served as President and Chairman of the Board of John Dittmar & Sons, Inc., a manufacturer of architectural woodwork.

         Albert M. Copp.  Since  1991,  Mr.  Copp has served as the  Director of
Strategic   Business   Development  for  Whitney,   Bailey,  Cox  &  Magnani,  a
civil/structural engineering company.

         Gilbert D. Marsiglia, Sr. Mr. Marsiglia is the President of the real estate brokerage firm of Gilbert D. Marsiglia & Co., Inc., a position he has held since 1973.

         Jay H. Salkin. Since 1981, Mr. Salkin has served as Senior Vice President - Branch Manager of Advest, Inc., an investment brokerage company.

         G. Scott Barhight. Mr. Barhight has been a partner with the law firm of Whiteford, Taylor & Preston, LLP since 1992.

Executive Officers Who are not Directors

         Each of the executive officers of the Association will retain his or her office following the Conversion. Officers are elected annually by the Board of Directors of the Association. The business experience of the executive officers who are not also directors is set forth below.

         Ronald W. Robinson. Mr. Robinson, age 52, currently serves as Treasurer of the Association. Mr. Robinson has been employed by the Association since 1990.

         Charmaine M. Snyder. Ms. Snyder, age 40, serves as the Association's Corporate Secretary and Loan Servicing Manager. Ms. Snyder has been employed by the Association since 1976.

Meetings and Committees of the Board of Directors

         The Association's Board of Directors meets at least monthly. During the fiscal year ended June 30, 1997, the Board of Directors held 13 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period.

         The  Association  has  standing  Loan,  Marketing,  Pension,  Audit and
Compensation Committees, as well as an Executive Loan Committee and Executive Committee for Strategic Planning.

         The Loan Committee meets on an as-needed basis for the purpose of reviewing and acting upon all commercial loan applications up to $250,000 and residential loan applications up to $250,000 (or up to $500,000 if the loan meets certain conditions). This committee met 2 to 3 times a week during fiscal 1997 and is comprised Offrs. Moretti and Robinson.

         The Marketing Committee meets quarterly for the purpose of reviewing and implementing marketing strategies. This committee met six times during fiscal 1997 and is comprised of Directors Beever, Copp, Heaver, Marsiglia, and Moretti.

         The Pension Committee meets on an as-needed basis for the of reviewing and discussing retirement matters effecting the Association's personnel. This committee did not meet during fiscal 1997. Its members are Directors Heaver, Huether, Moretti and White.

         The Audit Committee meets annually with the Association's accounting firm in order to review the annual audit. This committee met once in fiscal 1997 and is comprised of Directors Heaver, Marsiglia, Moretti and Salkin.

         The Compensation Committee meets on an as-needed basis, but at least once during a fiscal year for the purpose of reviewing officers' salaries and bonuses. This committee met 3 times during fiscal 1997. The members of this committee are Directors Copp, Heaver, Huether, Moretti and White.

         The Executive Loan Committee meets on an as-needed basis, but at least once a month, for the purpose of reviewing the purchase and sale of investments as well as acting upon those loan applications outside the authority of the Loan Committee. This committee met 12 times during fiscal 1997. Its members are Directors Heaver, Salkin, Moretti and White as well as two other directors on a rotating basis.

         The Executive Committee for Strategic Planning meets on an as-needed basis. This committee sets the direction of the Association's business plan and oversees the progress in meeting stated goals. This committee also decides the implementation of new products for the Association and makes other major recommendations to the Board of Directors. This committee met 3 times in fiscal 1997 and is composed of Directors Heaver, Barhight, Beever, Huether, Moretti and Salkin.

Director Compensation

         Each director of the Association is currently paid a fee of $575 for each regular meeting attended. Non-employee directors receive committee fees of $175 for each meeting attended. Employee directors do not receive fees for participation on any committees.

Executive Compensation

         The following table sets forth information concerning the compensation paid or granted to the Association's Chief Executive Officer and each executive officer who made in excess of $100,000 during fiscal 1997. No executive officer of the Holding Company received cash compensation in excess of $100,000 in fiscal 1997.


                                                   Summary Compensation Table
                                            ------------------------------------------------------
                                                                            Long-Term Compensation
                                             Annual Compensation                     Awards
                                             -------------------            -----------------------
                                                                             Restricted
   Name and Principal                                      Other Annual        Stock       Options/       All Other
         Position          Year(1)  Salary($)   Bonus($)   Compensation($)     Award($)      SARs(#)  Compensation($)(2)
   ------------------      -------  ---------   --------   ---------------     --------      -------  ------------------
Ernest A. Moretti           1997     $115,000    $23,000        $---            $ ---        ---/---        $10,550
President, Chief Executive
Officer and Director

-----------

(1) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, Summary Compensation information is excluded for the years ended June 30, 1996 and 1995, as the Association was not a public company during such periods.

(2) Includes $5,000 of life, health and disability premiums paid by the Association, $3,900 paid by the Association in discretionary contributions pursuant to the Association's 401(k) Plan and the value of a car provided to Mr. Moretti of $1,650.

         Employment   Agreement.   The  Association  has  had,  since  1989,  an
employment contract with its President, Ernest A. Moretti. The agreement provides for a salary of $115,000, contains bonus provisions tied to the Association's performance and has a term of three years (subject to an annual extension for an additional year following an annual performance review). The key terms of this agreement are expected to be incorporated into a new agreement which also provides that under certain circumstances, including a change in control, Mr. Moretti would be entitled, subject to certain limitations, to a severance payment in lieu of salary equal to a percentage of his base amount of compensation, as defined.

Benefit Plans

         General. Wyman Park currently provides insurance benefits to its employees, including health, life, dental, disability and major medical insurance, subject to certain deductibles and copayments by employees. Additionally the Association provides its employee with a defined benefit retirement plan and 401(k) plan.

         Pension Plan. The Association makes available to all full-time employees who have attained the age of 21 and completed at least one year of service with Wyman Park, a defined benefit noncontributory pension plan. The pension plan provides for monthly payments to or on behalf of each covered employee upon the employee's retirement at age 65. These payments are calculated in accordance with a formula based on the employee's "average monthly compensation," which is defined as the highest average of total compensation for the last five consecutive calendar years of employment.

         The following table sets forth, as of June 30, 1997, estimated annual retirement benefits for individuals at age 65 payable in the form of a combined ten-year certain and life annuity payment under the most advantageous plan provisions for various levels of compensation and years of service. Such payments are not subject to offset for social security benefits. The figures in this table are based upon the assumption that the Pension Plan continues in its present form and does not reflect benefits payable under the ESOP. At June 30, 1997, the estimated credited years of services of Mr.
Moretti was 7 years.


                     Pension Plan Table
-----------------------------------------------------------------------
                                 Years of Credited Service
                     --------------------------------------------------
High-Five Average
  Compensation      10 Years   15 Years  20 Years   25 Years   30 Years
  ------------      --------   --------  --------   --------   --------




=======================================================================



         401(k) Plan. The Association provides its employees a qualified, tax-exempt pension plan with a "cash-or-deferred arrangement" qualifying under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Employees who have attained age 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the 401(k) Plan as of the first-day of the month following their eligibility date. Eligible employees are permitted to contribute up to 15% of their compensation to the 401(k) Plan on a pre-tax basis, up to a maximum of $9,500. The Association matches 50% of the first 3% of each participant's salary reduction contribution to the 401(k) Plan.

         Participant contributions to the 401(k) Plan are fully and immediately vested. Withdrawals are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitations, participants may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant's accounts will be distributed, unless he or she elects to defer the payment.

         The 401(k) Plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries.

         During fiscal 1997, the Association made $13,060 in contributions to the 401(k) Plan.

         Employee Stock Ownership Plan. The Boards of Directors of Wyman Park and the Holding Company have approved the adoption of an ESOP for the benefit of employees of the Holding Company and its subsidiaries, including Wyman Park. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The ESOP may borrow in order to finance purchases of the Holding Company's Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company (not to exceed an amount equal to 8% of the gross conversion proceeds). The Holding Company intends to apply to the OTS to permit it to lend funds to the ESOP. In the event the Holding Company is not permitted to lend funds to the ESOP and the ESOP is unable to obtain financing from an unrelated lender for its stock purchase, the Holding Company may contribute funds to the ESOP to enable it purchase up to 3% of the shares of Common Stock in the Conversion; provided, however that the total contributions of the Holding Company to the ESOP and RRPs for stock purchases in the Conversion may not exceed 4% of the Common Stock sold in the Conversion.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Association. The funds used to acquire the ESOP shares are expected to be borrowed from the Holding Company. If the Holding Company finances the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

         All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. Employees will be credited for years of service to the Association prior to the adoption of the ESOP for participation and vesting purposes. The Association's contribution to the ESOP is allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account are vested on a graduated basis and become fully vested when such participant completes ten years of service. ESOP participants are en titled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or Wyman Park.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

         Other Stock Benefit Plans. In addition to the ESOP and the employment agreements, in the future the Holding Company may consider the implementation of a stock option plan ("Stock Option Plan") and recognition and retention plan ("RRP") for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such stock option plan or RRP will not be implemented within one year of the date of the consummation of the Conversion, subject to continuing OTS jurisdiction. If a determination is made to implement a stock option plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and affected, they will have a dilutive effect on the Holding Company's stockholders as well as affect the Holding Company's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

Indebtedness of Management

         The Association has followed a policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with the Association's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         All loans by the Association to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Association. Federal law currently requires that all loans to directors and executive officers generally be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans to all directors and executive officers and their associates totaled $477,500 at June 30, 1997, which was 10.1% of the Association's equity capital at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 1997.


                                 THE CONVERSION


         The Board of Directors of the Association and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting Wyman Park.

General

         The Board of Directors of the Association has adopted the Plan, subject to approval by the OTS and the members of the Association. Pursuant to the Plan, the Association is to be converted from a federally chartered mutual savings association to a federally chartered stock savings association, with the concurrent formation of a holding company. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of the Association holding not less than a majority of the total number of votes eligible to be cast at a special meeting called for that purpose (the "Special Meeting"), to be held on _______, 1997.

         The Conversion will be accomplished through amendment of the Association's federal charter to authorize capital stock, at which time the Association will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

         Subscription Rights have been granted to Eligible Account Holders as of March 31, 1996, the Tax- Qualified Employee Plans of the Association and Holding Company, Supplemental Eligible Account Holders as of September 30, 1997, other members, and officers, directors and employees of the Association. Additionally, members of the general public may be afforded the opportunity to subscribe for Holding Company Common Stock in a direct Community Offering, with a preference to natural persons who reside in Baltimore and Anne Arundel Counties, Maryland. See "- Offering of Holding Company Common Stock." Depending upon market conditions, any shares not initially subscribed for in the Subscription and Community Offering may be offered for sale on a best efforts basis by a selling group of broker-dealers. Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Business Purposes

         Wyman Park has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Association with additional equity capital in order to support the Association's existing operating strategies, subject to applicable regulatory restrictions. The sale of the Common Stock is the most effective means of increasing the Association's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Association is expected to provide additional operating income to further increase the Association's capital on a continuing basis.

         The Board of Directors of the Association believes that a holding company structure could facilitate the acquisition of other savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Association. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Association also believes that a holding company structure can facilitate the diversification of the Association's business activities. While the potential for diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding Company engage in any material activities apart from holding the shares of the Association and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Association in competing more aggressively with other financial institutions in its principal market area.

         The Conversion will structure the Association in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Association's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage members to promote the Association to others, thereby further contributing to the Association's earnings potential.

         The Association is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

         Voting Rights. Deposit account holders will have no voting rights in the converted Association or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Association. Subsequent to Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the

Association. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock.
See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Association's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from Wooden & Benson, Chartered with regard to Maryland taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Maryland tax purposes to the Association or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Association has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Association, each holder of a deposit account in the Association in its present mutual form would receive his or her pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Association at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Association, would have a claim of the same general priority as the claims of all other general creditors of the Association in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Association above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (i.e., depositors at March 31, 1996 and September 30, 1997) in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final prospectus relating to the sales of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on the applicable record date. A deposit account holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on the applicable record date, was to the aggregate balance in all deposit accounts of Eligible Account Holders and/or Supplemental Eligible Account Holders on such dates. For deposit accounts in existence on both dates separate subaccounts shall be determined on the basis of the qualifying deposits in such deposit accounts on such record dates. However, if the amount in the deposit account on any annual closing date of the Association is less than the lowest amount in such account on March 31, 1996 or

September 30, 1997 and on any subsequent closing date (each March 31st and September 30th), then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and could only decrease.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would
be  distributed  to  the  Holding  Company  as  the  sole   stockholder  of  the
Association.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Association, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Association believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Association will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Association. Other than for payment of expenses incident to the Conversion, no assets of the Association will be distributed in the Conversion. Wyman Park will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of Wyman Park will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock

         Under the Plan of Conversion, 805,000 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through a Subscription Offering. Federal conversion regulations require, with certain exceptions, that at least the minimum number of shares offered in a conversion be sold in order for the conversion to become effective.

         The Subscription and Community Offering will expire at 12:00 noon, Lutherville, Maryland time, on _______, 1997 (the "Subscription Expiration Date") unless extended by the Association and the Holding Company. Regulations of the OTS require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and Wyman Park will remain in mutual form. This period expires on _________, 1997, unless extended with the approval of the OTS. If the Subscription and Community Offering is extended beyond _________, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Subscription and Community Offering will be promptly refunded to subscribers with interest at the Association's current passbook rate, and all withdrawal authorizations will be terminated.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. Ferguson, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association and the Holding Company upon Conversion.

         Ferguson will receive a fee of approximately $12,000 for its appraisal. The Association has agreed to indemnify Ferguson under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         Ferguson has prepared an appraisal of the estimated pro forma market value of the Association as converted. The Ferguson appraisal concluded that, at ________, 1997, an appropriate range for the estimated pro forma market value of the Association and the Holding Company was from a minimum of $5,950,000 to a maximum of $8,050,000 with a midpoint of $7,000,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion is expected to be between 595,000 and 805,000. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Association, the Holding Company and Ferguson, taking into account, among other factors, (i) the requirement under OTS regulation that the Common Stock be offered in a manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.

         The appraisal involved a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Maryland which affect the operations of thrift institutions, the competitive environment within which the Association operates and the effect of the Association becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Association's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Subscription and Community Offering be sold at the same price per share. The Board of Directors reviewed and discussed with Ferguson the appraisal, including the methodology and the appropriateness of the assumptions utilized and determined that in its opinion the Appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Association or market conditions generally. As described below, an amendment to the Estimated Valuation Range would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         If, upon completion of the Subscription and Community Offering, at least the minimum number of shares are subscribed for, Ferguson, after taking into account factors similar to those involved in its prior Appraisal, will determine its estimate of the pro forma market value of the Association and the Holding Company upon Conversion, as of the close of the Subscription and Community Offering.

         If, based on the estimate of Ferguson, the aggregate pro forma market value is not within the Estimated Valuation Range, Ferguson, upon the consent of the OTS, will determine a new Estimated Valuation

Range ("Amended Valuation Range"). If the aggregate pro forma market value of the Association as converted and the Holding Company has increased in the Amended Valuation Range to an amount that does not exceed $9,257,500 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Association and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Association and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Holding Company and the Association, as converted, at that time is less than $5,950,000 or more than $9,257,500, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Subscription and Community Offering, the pro forma market value of the Holding Company and Association, as converted, is below $5,950,000 or above $9,257,500 (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form SB-2. See "Additional Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Association's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Association's current passbook savings rate, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Unless there is a resolicitation, stock subscriptions received by the Holding Company and the Association may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Association, are final. If the Conversion is not completed prior to _________, 1999 (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.

         Any increase in the total number of shares of Common Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, Ferguson confirms to the OTS that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause Ferguson to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Association as converted at the time of the sale. If, however, the facts do not justify such a statement, the Subscription and Community Offering or other sale may be canceled, or a new Estimated Valuation Range set and a new offering held.

         In preparing its valuation of the pro forma market value of the Association and the Holding Company upon Conversion, Ferguson relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Association and the Holding Company. Ferguson also considered information based upon other publicly available sources which it believes are reliable. However, Ferguson does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Association and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Wyman Park and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Wyman Park or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, nontransferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Association as of March 31, 1996; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders (deposit account holders of the Association as of September 30, 1997; (4) Other Members (certain borrowers and depositors of the Association, other than Eligible Account Holders or Supplemental Eligible Account Holders at the close of business on _________, 1997, the voting record date for the Special Meeting); and (5) officers, directors and employees of the Association. All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. The preference categories are more fully described below.

         Category  No. 1 is  reserved  for the  Association's  Eligible  Account
Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $100,000 of Common Stock or one-tenth of one percent (.10%) of the total shares offered in the Subscription and Community Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposits of all Eligible Account Holders in the Association, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Valuation Range of up to 15% after satisfying the subscriptions of Tax-Qualified Employee Plans. To the extent shares are oversubscribed in this category, shares shall be allocated among subscribing Eligible Account Holders to permit each such depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocations equal 100 shares. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders pro rata in the same proportion that each such subscriber's Qualifying Deposit, as defined in the Plan of Conversion, bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription and Community Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $100,000, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Association in each case on December 31, 1996 (the

"Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase shares equal to the greater of $100,000 of Common Stock or one-tenth of one percent (.10%) of the total amount of shares of Common Stock offered in the Subscription and Community Offering. In the event of an oversubscription, the available shares will be allocated on a pro rata basis in the same proportion as a subscriber's total votes on the Voting Record Date for the Special Meeting bears to the total votes of all subscribing Other Members on such date.

         Each depositor (including IRA and Keogh account beneficiaries) is entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's savings accounts in the Association as of the applicable voting record date, up to a maximum of 1,000 votes. Each borrower member of the Association as of the Voting Record Date will be entitled to cast one vote as a borrower member.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Association, to purchase up to $100,000 of Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be purchased under this Category may not exceed 24% of the total number of shares sold in the Conversion. In the event of an oversubscription, the available shares will be allocated on a pro rata basis in the same proportion that orders of each person bear to the total orders of all subscribers in this Category.

Community Offering

         To the extent that shares remain available for purchase after satisfaction of all subscriptions received and accepted in the Subscription Offering, the Association may offer shares pursuant to the Plan to certain members of the general public in the Community Offering with a preference given to natural persons residing in Baltimore and Anne Arundel Counties, Maryland. Any excess of shares available will be available for purchase by the general public in such a manner as to promote a wide distribution of the Common Stock. Finally, depending on market conditions, the Association may offer shares to the general public in a Syndicated Community Offering on a best efforts basis through a selected dealer arrangement.

         The opportunity to subscribe for shares of Common Stock in the Community Offering (including a Syndicated Community Offering, if any) is subject to the right of the Association and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. Regulations of the OTS require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS). This period expires on May 30, 1997 unless extended with the approval of the OTS. In addition, if the Subscription and Community Offering is extended beyond _________, 1997 all subscribers will be resolicited and notified of their rights to confirm, modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. No person, together with associates of and persons acting in concert with such person, may purchase more than $100,000 of Common Stock in the Community Offering. Subject to the foregoing, in the event of an oversubscription in the Community Offering, shares will be allocated first to cover orders of natural persons residing in Shelby County, next to cover orders of other persons (whose order is accepted by the Association) so that such person may receive up to 1,000 shares and thereafter, to the extent shares remain available, on a pro rata basis in the same proportion that unfilled orders of each person bears to the total unfilled orders of all persons.

Additional Purchase Restrictions

         In addition to the purchase limitations for each priority category described above under "Subscription Offering" and for purchases in the Public Offering, the Plan also provides for certain additional limitations to be placed upon the aggregate purchase of shares in the Conversion. Specifically, no person (other than a Tax- Qualified Employee Plan or certain large depositors) by himself or herself or with an associate, and no group of persons acting in concert or persons on a single account, may subscribe for or purchase more than $100,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range, without regard to an increase in the number of shares to be issued. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "-Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax- Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Association, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Association or a majority-owned subsidiary of the Holding Company or the Association) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;
(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company or the Association.

         The Boards of Directors of the Holding Company and the Association, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares sold in the Subscription and Community Offering, provided that the percentage by which each such order exceeds 5% of the shares being offered in the Subscription and Community Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offering. Requests to purchase additional shares of Holding Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Association, with the approval of the OTS and without further approval of the members, may increase any of the above purchase limitations or decrease the maximum purchase limitation to as low as 1% of the shares of Common Stock offered in the Conversion.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Association or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements

         Wyman Park and the Holding Company have retained Trident Securities, which is a broker-dealer registered with the Securities and Exchange Commission and a member of the NASD, to act as selling agent and to advise and consult with respect to the distribution of shares in the Subscription and Community Offering. Trident Securities has no obligation to purchase the Common Stock in the Conversion. Trident Securities will assist Wyman Park and the Holding Company in the Subscription and Community Offering with respect to, but not limited to, the following: (1) training and educating Wyman Park's employees regarding the mechanics and regulatory requirements of the Stock Conversion and offering process; (2) conducting informational meetings for subscribers and other potential purchasers; (3) keeping records of all stock subscriptions; (4) organizing and staffing the Stock Information Center; and (5) otherwise assisting in the sale of stock in the Subscription and Community Offering. For their services, Trident Securities will receive (i) a fee of 1.85% of the aggregate dollar amount of stock sold in the Subscription and Community
Offering, excluding purchases by directors, officers, employees and their immediate family members, and employee stock ownership and benefit plans to investors who reside in the State of Maryland; (ii) a fee of 1.40% of the aggregate dollar amount of stock sold in the Subscription and Community
Offering, excluding purchases by directors, officers, employees and their immediate family members, and employee stock ownership and benefit plans to
investors  who  reside   outside  the  State  of  Maryland;   (iii)   reasonable
out-of-pocket expenses not to exceed $12,000; and (iv) fees and expenses for Trident Securities' counsel (not to exceed $34,000). For purposes of calculating Trident Securities fee, it is assumed that the amount of stock sold in the Conversion will not exceed the midpoint of the appraisal value of the Holding Company.

         The Holding Company has agreed to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, including indemnification for damages arising from material misstatements or material omissions based upon information supplied by the Holding Company or the Association.

         In addition, directors and executive officers of the Holding Company and the Association, may to a limited extent, participate in the solicitation of offers to purchase Common Stock. Other employees of the Association may participate in the Subscription and Community Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Sales of Common Stock by directors, executive officers and registered representatives will be made from the Stock Information Center. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Method of Payment for Subscriptions

         To purchase shares in the Subscription and Community Offering, an executed original Order Form, including the certification form (facsimile and photocopies will not be accepted) with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the subscriber's deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Holding Company at an office of the Association by 12:00 noon, Lutherville, Maryland time on __________, 1997, the Subscription Expiration Date. Order Forms which are not received by such time or are executed defectively or altered or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         Payment for subscriptions may be made (i) in cash if delivered in person at the office of the Association, (ii) by check, bank draft or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is completed or terminated, at the regular passbook rate of ___% per annum from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. Under no circumstances will the Association accept wire transfers for payment of subscription orders.

         If a subscriber authorizes the Association to withdraw the amount of the purchase price from his certificate account, the Association will do so as of the effective date of Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate account will earn interest at the then-current passbook rate.

         If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Holding Company, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Holding Company will accept for processing only orders submitted on original order forms with the form of certification. Photocopies or facsimile copies of order forms or certifications will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members receive their stock purchase priorities, depositors as of the Eligibility Record Date (March 31, 1996), the Supplemental Eligibility Record Date (September 30, 1997) and/or the Voting Record Date (__________, 1997) must list all accounts on the stock order form giving all names on each account and the account number as of the applicable record date.

         In addition to the foregoing, if shares are offered through selected dealers in the Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Holding Company for deposit in a segregated account at the Association on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers and thereafter seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed order forms and certifications to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Holding Company for deposit in a segregated account at the Association. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with Subscription Rights, including the Tax-Qualified Employee Plans, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising Subscription Rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase Subscription Rights or shares of Common Stock prior to the completion of the Conversion.

         The Association and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of Subscription Rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Association and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company Common Stock (like the stock of most companies) is subject to the requirements of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Holding

Company's  Common  Stock  may be  offered  and  sold  only  in  compliance  with
registration   requirements   or  pursuant  to  an  applicable   exemption  from
registration.

         Holding Company's Common Stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers

         The directors and executive officers of Wyman Park have indicated their intention to purchase in the Conversion an aggregate of $600,000 of Common Stock, equal to 10.1%, 8.6%, 7.5% or 6.5% of the number of shares to be issued in the Subscription and Community Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to Common Stock intended to be exercised by each of the directors of the Association, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 805,000 shares is the maximum and 700,000 is the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP (8% of shares issued in the Conversion).



                                                                         Number of
                                                         Aggregate       Shares at      Percent of
                                                          Purchase         $10.00        Shares at
     Name                                Title             Price         per Share       Midpoint
     ----                                -----             -----         ---------       --------
Ernest A. Moretti............... President, Chief
                                 Executive Officer
                                 and Director            $100,000        10,000             1.4%
Allan B. Heaver................. Chairman of the Board     70,000         7,000             1.0
H. Douglas Huether.............. Director                  75,000         7,500             1.1
John K. White................... Director                  50,000         5,000              .7
John R. Beever.................. Director                  70,000         7,000             1.0
Albert M. Copp.................. Director                  50,000         5,000              .7
Gilbert D. Marsiglia, Sr. ...... Director                  35,000         3,500              .5
Jay H. Salkin................... Director                 100,000        10,000             1.4
G. Scott Barhight............... Director                  50,000         5,000              .7
All directors and officers
   as a group (13 persons)......                         $650,000        65,000             9.3


Risk of Delayed Offering

         The  completion  of  the  sale  of  all  unsubscribed   shares  in  the
Subscription and Community Offering will depend, in part, upon the Association's operating results and market conditions at the time of the

Subscription and Community Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Association and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Association and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Holding Company's Common Stock, then the Subscription and Community Offering may be delayed until such conditions improve.

         A material delay in the completion of the sale of all unsubscribed shares in the Subscription and Community Offering may result in a significant increase in the costs of completing the Conversion. Significant changes in the Association's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Association would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Association and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Association and the Holding Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the Holding Company as part of the Conversion) by the Boards of Directors of the Association and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to permit subscribers to modify or cancel their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Association with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Association would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Association to become undercapitalized, and (iv) the Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations.

In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of Wooden & Benson, Chartered with respect to Maryland taxation, to the effect that consummation of the Conversion will not be taxable to the converted Association or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the Ferguson Letter and the Wooden & Benson, Chartered opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form SB-2. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the
Association to the stock form. The Silver, Freedman & Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the Ferguson Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Subscription and Community Offering will commence on the date following the date on which such stock is purchased; (xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from Ferguson (the "Ferguson Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Ferguson Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the Ferguson Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights. In any event, all recipients are encouraged to consult with their own tax advisors as to the tax consequences which may result.

         With respect to Maryland taxation, the Association has received an opinion from Wooden & Benson, Chartered to the effect that the Maryland tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving subscription rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Wooden & Benson, Chartered, as well as the Ferguson Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Maryland State tax authorities.


                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS


         Although the Boards of Directors of the Association and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Association, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Association's proposed federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Association's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of nine directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's bylaws provide that the size of the Board of Directors may be in creased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions   on  Call  of  Special   Meetings.   The  certificate  of
incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 500,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to have any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power. Directors and officers of the Holding Company by reason of their acting in such capacity, shall not be deemed to beneficially own any shares owned by any other director or officer. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain  Business  Combinations.  The Holding  Company's
certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.

         It should be noted that since the Board and executive officers intend to purchase approximately $600,000 of the shares offered in the Conversion and may control the voting of additional shares through the ESOP, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions re lating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Association and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Com pany's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liqui dating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Association and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securi ties.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The State of Delaware has enacted legislation which provides that subject to certain exceptions a publicly held Delaware corporation may not engage in any business combination with an "interested stockholder" for three years after such stockholder became an interested stockholder, unless, among other things, the interested stockholder acquired at least 85% of the corporation's voting stock in the transaction that resulted in the stockholder becoming an interested stockholder. This legislation generally defines "interested stockholder" as any person or entity that owns 15% or more of the corporation's voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. Under certain circumstances, either the board of directors or both the board and two-thirds of the stockholders other than the acquiror may approve a given business combination and thereby exempt the corporation from the operation of the statute.

         However,   these   statutory   provisions  do  not  apply  to  Delaware
corporations with fewer than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. The Holding Company's common stock has not been approved for listing on a national exchange or for quotation with a registered national securities association.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the SAIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK


Holding Company Capital Stock

         The 3.0 million shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of
2.5 million shares of Common Stock (par value $.01 per share) and 500,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 595,000 and 805,000 shares of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the Purchase Price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Association, the Holding Company, as the sole holder of the Association's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Eligible Account Holders, all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full Purchase Price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Association to pay dividends to the Holding Company. OTS regulations do not permit the Association to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Association and (ii) holding the stock of Wyman Park, the Holding Company's ability to pay dividends will be limited, in part, by the Association's ability to pay dividends, as set forth above.

         Earnings appropriated to the Association's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Association to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                                  LEGAL MATTERS


         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for Wyman Park by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 1100 New York Avenue, N.W., Washington, DC 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The Maryland tax consequences of the Conversion will be passed upon by Wooden & Benson, Chartered. Wooden & Benson, Chartered has consented to references herein to its opinion. Trident Securities, Inc. has been represented in the Conversion by Luse Lehman Gorman Pomerenk & Schick P.C., Washington, DC 20005.


                                     EXPERTS


         The financial statements of Wyman Park as of June 30, 1997 and 1996 and for each of the two years in the period ended June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Wooden & Benson, Chartered, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         Ferguson has consented to the inclusion herein of the summary of its appraisal report to the Association setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Association as converted and to the reference to its opinion that Subscription Rights do not have any economic value.


                             ADDITIONAL INFORMATION


         The Holding Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof of the material aspects of such contract or other document; each such statement is qualified by reference to such contract or document.

         The Association has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, GA 30309, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Association.

                        WYMAN PARK BANCORPORATION, INC.
                              Lutherville, Maryland

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page

Independent Auditors' Report............................................... F-2

Consolidated Financial Statements:

Consolidated Statements of Financial Condition at June 30,
 1997 and 1996............................................................. F-3

Consolidated Statements of Operations for the Years Ended
 June 30, 1997 and 1996....................................................  28

Consolidated Statements of Equity for the
Years Ended June 30, 1997 and 1996......................................... F-4

Consolidated Statements of Cash Flows for the
 Years Ended June 30, 1997 and 1996........................................ F-5

Notes to Consolidated Financial Statements................................. F-6


                                    # # # # #


           All schedules are omitted because the required information is not applicable or is included in the
              Consolidated Financial Statements and related notes.

              Financial Statements of the Holding Company have not
              been provided because Wyman Park Bancorporation, Inc.
                  has not conducted any operations to date and
                            has not been capitalized.

                          Independent Auditors' Report


The Board of Directors
Wyman Park Federal Savings and Loan
  Association and Subsidiary
Lutherville, Maryland


     We have audited the accompanying consolidated statements of financial condition of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/Wooden & Benson

July 18, 1997
Baltimore, Maryland

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 1997 AND 1996


                                                                          1997           1996
                                                                      -----------    -----------
                               Assets

Cash and noninterest bearing deposits                                 $   461,268    $    40,139
Interest-bearing deposits in other banks                                1,092,682      3,482,926
Federal funds sold                                                        823,142      2,278,181
                                                                      -----------    -----------
Total cash and cash equivalents (Notes 1 and 12)                        2,377,092      5,801,246
Loans receivable, net (Notes 1, 4 and 12)                              55,188,566     53,243,580
Mortgage-backed securities held-to-maturity at amortized cost, fair
   value of $360,666 (1997) and $428,502 (1996) (Notes 1, 3 and 12)       356,187        424,009
Investment securities available-for-sale at fair value, amortized
   cost of $3,000,000 (1997 and 1996) (Notes 1, 3 and 12)               2,992,500      2,964,375
Federal Home Loan Bank of Atlanta stock, at cost (Notes 2 and 12)         509,900        509,900
Accrued interest receivable (Note 5)                                      337,394        349,477
Ground rents owned, at cost (Note 12)                                     129,108        130,129
Property and equipment, net (Notes 1 and 6)                               203,319        259,045
Prepaid expenses and other assets                                          88,764        100,715
Federal and state income taxes receivable                                      --         83,632
Deferred tax asset (Notes 1 and 8)                                         58,506             --
                                                                      -----------    -----------
Total assets                                                          $62,241,336    $63,866,108
                                                                      ===========    ===========
                       Liabilities and Equity
Liabilities
    Demand deposits                                                   $ 5,892,975    $ 5,710,113
    Money market and NOW accounts                                       9,960,827      9,793,334
    Time deposits                                                      40,241,530     42,367,177
                                                                      -----------    -----------
Total deposits (Notes 7 and 12)                                        56,095,332     57,870,624
    Advance payments by borrowers for taxes, insurance
        and ground rents (Note 12)                                      1,240,877      1,206,553
    Accrued interest payable on savings deposits                           18,994         20,874
    Accrued expenses and other liabilities                                120,151        142,963
    Federal and State income taxes payable                                 16,163             --
    Deferred income taxes (Notes 1 and 8)                                      --         26,310
                                                                      -----------    -----------
Total liabilities                                                      57,491,517     59,267,324
Commitments and contingencies (Notes 4, 8 and 12)                              --             --
Equity
  Retained earnings, substantially restricted (Notes 8 and 11)          4,754,419      4,620,614
  Unrealized losses on available for sale securities (Notes 1 and 3)       (4,600)       (21,830)
                                                                      -----------    -----------
Total equity                                                            4,749,819      4,598,784
                                                                      -----------    -----------
Total liabilities and equity                                          $62,241,336    $63,866,108
                                                                      ===========    ===========

The accompanying notes to financial statements are an integral part of these statements.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                        CONSOLIDATED STATEMENTS OF EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996



                                                  Unrealized Losses
                                      Retained    on Available For
                                       Income      Sale Securities      Total
                                      --------    -----------------   ----------
Balance at June 30, 1995             $4,326,497       $(49,005)       $4,277,492

Net income                              294,117             --           294,117

Adjustment to unrealized holding
gains (losses) - debt and equity
securities                                   --         27,175            27,175
                                     ----------       --------        ----------

Balance at June 30, 1996              4,620,614        (21,830)        4,598,784

Net income                              133,805             --           133,805

Adjustment to unrealized holding
gains (losses) - debt and equity
securities                                   --         17,230            17,230
                                     ----------       --------        ----------

Balance at June 30, 1997             $4,754,419       $ (4,600)       $4,749,819
                                     ==========       ========        ==========

The accompanying notes to financial statements are an integral part of these statements.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996


                                                                         1997           1996
                                                                     -----------    -----------
Cash flows from operating activities
  Net income                                                         $   133,805    $   294,117
  Adjustments to reconcile net income to net
     cash provided by operating activities
     Depreciation and amortization                                        59,693         60,823
     Deferred income tax provision (benefit)                             (95,712)        74,272
     Provision for loan losses                                           145,000         25,000
     Amortization of loan fees, premiums and discounts, net              (88,311)       (92,855)
     Loss on disposal of property and equipment                            5,730             --
     Gain on sales of loans receivable                                    (5,816)       (19,888)
     Decrease in accrued interest receivable                              12,083         18,819
     (Increase) decrease in prepaid expenses and other assets             10,140        (24,324)
     Increase (decrease) in accrued expenses and other liabilities       (22,812)        10,857
     Decrease in federal and state income taxes receivable                83,632         24,426
     Increase in federal and state income taxes payable                   16,163             --
     Decrease in accrued interest payable on savings deposits             (1,880)          (799)
     Other                                                                    --          1,457
                                                                     -----------    -----------
Net cash provided by operating activities                                251,715        371,905
                                                                     -----------    -----------
Cash flows from investing activities
  Purchases of investment securities                                  (1,000,000)    (1,000,000)
  Sales and maturities of investment securities                        1,000,000      4,000,000
  Net (increase) decrease in loans receivable                         (3,290,858)       256,299
  Sales of loans receivable                                            1,295,000        989,500
  Mortgage-backed securities principal repayments                         67,822         96,004
  Purchases of property and equipment                                     (9,697)        (9,032)
  Sale of ground rents owned                                               1,021            822
                                                                     -----------    -----------
Net cash provided by (used in ) investing activities                  (1,936,712)     4,333,593
                                                                     -----------    -----------
Cash flows from financing activities
  Net decrease in savings deposits                                    (1,773,481)      (603,855)
  Increase (decrease) in advance payments by borrowers for
    taxes, insurance and ground rents                                     34,324       (145,970)
                                                                     -----------    -----------
Net cash used in financing activities                                 (1,739,157)      (749,825)
                                                                     -----------    -----------

Net increase (decrease) in cash and cash equivalents                  (3,424,154)     3,955,673
Cash and cash equivalents at beginning of year                         5,801,246      1,845,573
                                                                     -----------    -----------
Cash and cash equivalents at end of year                             $ 2,377,092    $ 5,801,246
                                                                     ===========    ===========
Supplemental information
  Interest paid on savings deposits and borrowed funds               $ 2,751,421    $ 3,074,082
                                                                     ===========    ===========

  Income taxes paid                                                  $    82,805    $    62,421
                                                                     ===========    ===========

The accompanying notes to financial statements are an integral part of these statements.

                 WYMAN PARK FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                              Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1997


Note 1 -- Summary of Significant Accounting Policies
          ------------------------------------------

          Principals of Consolidation

               The accompanying consolidated financial statements for the year ended June 30, 1997 include the Association and its wholly-owned subsidiary, W.P. Financial Corp. All significant intercompany transactions have been eliminated. Prior to the year ended June 30, 1997, W.P. Financial Corp. was inactive.

          Nature of Operations

               The Association operates as a thrift institution taking deposits from the general public and using those funds to promote home ownership by making real estate loans in its service area. The Association also engages in other forms of lending and investments. As such, the Association is subject to the inherent risk that borrowers will default and properties or other collateral will not be sufficient to recover the loan balance. The Association's sound lending policies have mitigated this risk and losses from loans have been minimal. The Association is also subject to the risk that severe changes in prevailing interest rates could cause impairment of its earnings capability and the fair value of its net assets. However, management's operating strategies combined with a relatively stable interest rate environment since the mid-1980's, has resulted in the Association being profitable and increasing its capital position.

          Basis of Presentation

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investments in real estate. In connection with these determinations, management obtains independent appraisals for significant properties and prepares net realizable value analyses as appropriate.

               Management  believes that the  allowances for losses on loans and investments in real estate are adequate. While management uses available information to recognize losses on loans and investments in real estate, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997


Note 1 --  Summary of Significant Accounting Policies -- Continued
           ------------------------------------------

          Basis of Presentation - Continued

          loans and investments in real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

          Investment Securities and Mortgage-Backed Securities

               The Association's debt and equity securities are classified into two categories. Debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity and equity securities with readily determinable fair values are considered available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of retained earnings (net of tax effects). The Association does not invest in securities for trading purposes. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

               Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods which approximate the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.

          Property and Equipment

               Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

          Income Taxes

               Deferred income taxes result primarily because of temporary differences resulting from recognizing loan origination fees and costs in different periods for financial reporting purposes and income tax purposes prior to January 1, 1994, depreciation methods, loan loss recognition, Federal Home Loan Bank (FHLB) stock dividends, and a deferred compensation agreement. The Association changed its method of accounting for loan origination fees and costs for tax purposes for all transactions occurring on or after July 1, 1994 to conform with the method utilized for financial reporting purposes.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997


Note 1 -- Summary of Significant Accounting Policies -- Continued
          ------------------------------------------

          Loan Fees

               Origination and commitment fees and direct origination costs are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.

               Origination and commitment fees and direct origination costs on loans originated for sale are deferred and recognized as a component of gain or loss at the time of sale.

          Provision for Loan Losses

               The provision for loan losses is determined based on management's review of the loan portfolio and analyses of the borrowers' ability to repay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions and status of nonperforming loans. Loans or portions thereof are charged-off when considered, in the opinion of management, uncollectible.

               Interest on potential problem loans is not accrued when, in the opinion of management, the full collection of principal or interest is in doubt. Any interest ultimately collected on such loans is recorded in income in the period of recovery.

               In October, 1994, the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 114 "Accounting by Creditors for Impairment of a Loan" was amended by Statement No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively referred to as SFAS No.
          114). SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The Statement addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogenous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. However, if a loan was restructured in a troubled debt restructuring involving a modification of terms before the effective date of this Statement and it is not impaired based on the terms specified by the restructuring agreement, a creditor may continue to account for the loan in accordance with the provisions of Statement No. 15, "Accounting for Troubled Debt Restructurings" prior to its amendment by this Statement.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997


Note 1 --  Summary of Significant Accounting Policies -- Continued
           ------------------------------------------

          Provision for Loan Losses -- Continued

               SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Association adopted the provisions of SFAS No. 114 on July 1, 1995. Adoption of the Statement had no impact on the Association's financial condition or results of its operations as of and for the year ended June 30, 1996.

          Foreclosed Real Estate

               Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value, less estimated selling costs. Management periodically evaluates the carrying value of real estate owned and establishes a valuation allowance for declines in fair value, less estimated selling costs, below the initially recorded value. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached.

          Statements of Cash Flows

               For purposes of the statements of cash flows, the Association considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of interest-bearing deposits and federal funds sold.

Note 2 -- Insurance of Savings Accounts and Related Matters
          -------------------------------------------------

               The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund, insures deposits of account holders up to $100,000. The Association pays an annual premium to provide for this insurance. The Association is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the bank, whichever is greater. Purchases and sales of stock are made directly with the bank at par value.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 3 -- Investment Securities
          ---------------------

               Investment securities are summarized as follows:

                                               Gross        Gross
                                Amortized   Unrealized   Unrealized      Fair
                                   Cost        Gains       Losses       Value
                                ----------  ----------   ----------   ----------
Available-for-Sale Securities:
  June 30, 1997
    U.S. government and
      agency securities         $3,000,000      $  --      $ (7,500)  $2,992,500

  June 30, 1996
    U.S. government and
      agency securities          3,000,000         --       (35,625)   2,964,375

Held-to-Maturity Securities:
  June 30, 1997
    Mortgage-backed securities     356,187      4,479            --      360,666

  June 30, 1996
    Mortgage-backed securities     424,009      4,493            --      428,502

               The scheduled maturities of securities held-to-maturity and securities (other than equity securities) available-for-sale at June 30, 1997, were as follows:

                                Held-to-Maturity          Available-for-Sale
                             ----------------------    -------------------------
                             Amortized    Estimated     Amortized      Estimated
                               Cost      Fair Value       Cost        Fair Value
                             ---------   ----------    ----------     ----------
Due in one year or less      $     --     $     --     $       --     $       --
Due from one to five years         --           --      3,000,000      2,992,500
Mortgage-backed securities    356,187      360,666             --             --
                             --------     --------     ----------     ----------
                             $356,187     $360,666     $3,000,000     $2,992,500
                             ========     ========     ==========     ==========

               There were no sales of investment securities during the years ended June 30, 1997 and 1996.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997


Note 4 -- Loans Receivable
          ----------------

               Substantially all of the Association's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Association generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Association generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

               Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Association's primary lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be susceptible to adverse conditions in the real estate market and the regional economy.

               Loans receivable are summarized as follows at June 30:

                                                       1997            1996
                                                   -----------     -----------
Loans secured by first mortgages on real estate:
  Residential                                      $46,532,633     $45,763,895
  FHA insured and VA guaranteed                         23,273          33,258
  Commercial                                         5,806,328       4,447,535
  Construction loans                                   150,000         270,000
                                                   -----------     -----------
Total first mortgage loans                          52,512,234      50,514,688
Home equity lines-of-credit                          3,183,895       3,189,104
Home improvement loans                                  16,358             124
Loans secured by savings deposits                      175,898         137,553
                                                   -----------     -----------
                                                    55,888,385      53,841,469
Less: Undisbursed portion of loans in process        (231,000)        (270,000)
  Unearned loan fees, net                            (198,819)        (202,889)
  Allowance for loan losses                          (270,000)        (125,000)
                                                   -----------     -----------
Loans receivable, net                              $55,188,566     $53,243,580
                                                   ===========     ===========
Average annual yield on loans receivable for the
  years ended June 30                                     7.88%           7.84%
                                                          ====            ====

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997


Note 4 -- Loans Receivable -- Continued
          ----------------

               The following is a summary of nonperforming loans and troubled debt restructuring as of June 30:

                                                      1997          1996
                                                    --------      --------
Nonaccrual loans                                    $176,349      $ 27,359
Troubled debt restructuring                               --            --
                                                    --------      --------
   Total nonperforming loans and troubled debt
      restructuring                                 $176,349      $ 27,359
                                                    ========      ========

               The contractual amount of interest that would have been recorded on the above nonaccrual and troubled debt restructuring loans at June 30, 1997 and 1996 was $4,472 and $3,480, respectively. Actual interest income recorded on such loans was $14,492 in 1997, $2,566 in 1996 and $17,498 in 1995.

               The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. These classifications are special mention, substandard, doubtful and loss. Not included above in nonperforming and restructured loans was $178,260 and $270,387 which was classified as special mention at June 30, 1997 and 1996, respectively.

               Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                                 1997          1996
                                               --------      --------
          Balance at beginning of year         $125,000      $100,000
          Provision for loan losses             145,000        25,000
          Charge-offs                                --            --
                                              ---------      --------
          Balance at end of year               $270,000      $125,000
                                               ========      ========

               Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 1997 the Association had commitments to originate first mortgage loans on real estate and home equity loans, exclusive of undisbursed loan funds, of $1,821,100, of which $1,225,800 carry a fixed rate based on the market rate at the date of commitment and $595,300 carry a variable rate of interest.

               The Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $5,464,623. Such commitments carry a floating rate of interest.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 4 -- Loans Receivable -- Continued
          ----------------

               Commitments for mortgage loans generally expire within six months and such loans and other commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon or may not be utilized, the total commitment amounts do not necessarily represent future cash requirements.

               Substantially all of the Association's outstanding commitments at June 30, 1997 are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Association's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

               Loans serviced for others, which are not included in the Association's assets, were approximately $2,338,256 and $1,490,408 at June 30, 1997 and 1996, respectively. A fee is charged for such servicing based on the unpaid principal balances.

               In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the year ended June 30, 1997 are summarized as follows:


                    Balance at June 30, 1996          $391,775
                    New loans                           89,524
                    Repayments                         (57,583)
                                                      --------
                    Balance at June 30, 1997          $423,716
                                                      ========

Note 5 -- Accrued Interest Receivable
          ---------------------------

               Accrued interest receivable is summarized as follows at June 30:

                                              1997           1996
                                            --------       --------
          Loans receivable                  $269,162       $272,329
          Mortgage-backed securities           4,360          5,045
          Investment securities               57,688         58,523
          Other                                6,184         13,580
                                            --------       --------
                                            $337,394       $349,477
                                            ========       ========

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 6 -- Property and Equipment
          ----------------------

               Property and equipment are summarized as follows at June 30:

                                                                     Estimated
                                             1997        1996      Useful Lives
                                           --------    --------    ------------

     Buildings and improvements            $357,668    $357,668       23 years
     Furniture, fixtures and equipment      308,110     368,030     3-20 years
     Leasehold improvements                  75,220      73,441     5-10 years
                                           --------    --------
       Total at cost                        740,998     799,139
     Less accumulated depreciation and
       amortization                         537,679     540,094
                                           --------    --------
       Property and equipment, net         $203,319    $259,045
                                           ========    ========

               The provision for depreciation charged to operations for the years ended June 30, 1997 and 1996 amounted to $59,693 and $60,823, respectively. Depreciation is calculated on a straight line basis over the estimated useful life.

               The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2002, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 1997 are as follows:

                        Due in Year
                       Ended June 30,
                       --------------
                            1998                 $ 37,896
                            1999                   37,896
                            2000                   37,896
                            2001                   37,896
                            2002                   28,390
                     Subsequent to 2002            21,600
                                                 --------
                           Total                 $201,574
                                                 ========

               Rent expense was $37,906 and $37,288 for the years ended June 30, 1997 and 1996, respectively.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 7 -- Deposits
          --------

               Time deposits are summarized as follows at June 30:

                                                1997                1996
                                         ------------------  ------------------
                                           Amount       %      Amount       %
                                         -----------  -----  -----------  -----
Contractual maturity of certificate
  accounts from June 30:
    Under 12 months                      $20,255,689   50.3  $25,374,796   59.9
    12 to 24 months                        8,026,606   20.0    6,940,432   16.4
    24 to 36 months                        6,013,397   15.0    3,533,550    8.3
    36 to 48 months                        1,107,957    2.8    5,376,465   12.7
    48 to 60 months                        4,802,948   11.9    1,071,780    2.5
    Over 60 months                            34,933    0.0       70,154    0.2
                                         -----------  -----  -----------  -----
                                         $40,241,530  100.0  $42,367,177  100.0
                                         ===========  =====  ===========  =====
Average annual rate on savings deposits
  for the year ended June 30                           4.94%               5.31%
                                                       ====                ====

               Interest expense on savings deposits consists of the following for the years ended June 30:

                                         1997            1996
                                      ----------      ----------
          Certificates                $2,267,188      $2,570,023
          Passbook                       173,461         178,314
          NOW and money market           308,892         316,465
                                      ----------      ----------
                                      $2,749,541      $3,064,802

               As of June 30, 1997 and 1996, the Association had customer deposits in savings accounts of $100,000 or more of approximately $5,680,377 and $5,166,170, respectively.

Note 8 -- Income Taxes
          ------------

               The provision for income taxes consists of the following for the years ended June 30:

                                               1997           1996
                                             --------       --------
               Current:
                  Federal                    $149,745       $ 70,025
                  State                        32,855         16,822
                                             --------       --------
                                              182,600         86,847
                                             --------       --------
               Deferred:
                  Federal                     (78,364)        60,539
                  State                       (17,348)        13,733
                                             --------       --------
                                              (95,712)        74,272
                                             --------       --------
               Provision for income taxes    $ 86,888       $161,119
                                             ========       ========

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 8 -- Income Taxes -- Continued
          ------------

               The net deferred tax asset (liability) at June 30, 1997 and 1996 consists of total deferred tax assets of $175,506 and $143,808, respectively, and deferred tax liabilities of $117,000 and $170,118, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                         1997         1996
                                                       --------     --------
          Interest and fees on loans                   $ 51,392     $ 63,437
          Allowance for losses on loans                 104,274       47,288
          Federal Home Loan Bank stock dividends        (80,684)     (79,033)
          Deferred compensation                          16,940       19,288
          Unrealized loss on investment securities        2,900       13,795
          Tax bad debt reserve                          (11,897)     (29,263)
          Other                                         (24,419)     (61,822)
                                                       --------     --------
                                                       $ 58,506     $(26,310)
                                                       ========     ========

               No valuation allowance has been provided against the net deferred tax asset at June 30, 1997 because the amount could be realized through a carryback against taxable income of prior years.

               A reconciliation between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

                                                    1997          1996
                                                  --------      --------
          Tax provision at statutory rate         $ 75,036      $154,780
          State income taxes, net of Federal
             income tax benefit                     10,235        20,166
          Other                                      1,617       (13,827)
                                                  --------      --------
                                                  $ 86,888      $161,119
                                                  ========      ========

               Before 1996, the Association was able to use the most beneficial of either the percentage of income method or an experience method, similar to that used by commercial banks, to determine its tax deduction for bad debts under Section 593 of the Internal Revenue Code. Under provisions of the Small Business Protection Act of 1996,
          Section 593 was repealed. The new law also provided that cumulative bad debt deductions taken after 1987 (the base year) were to be recaptured as taxable income over a six-year period beginning in 1996. It further provided that the first installment of the recapture could be deferred for up to two years if a residential lending test is met. The Association did not meet this test in the year ended June 30, 1997. There was no material adverse effect on the Association's financial position or results of

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 8 -- Income Taxes -- Continued
          ------------

          operations as a result of the new law. The Association qualifies as a small bank eligible to use the bank experience method for bad debt deductions. However, the deductions under this method are not expected to be as beneficial for determining the current tax provision as the method previously allowed.

               Retained earnings at June 30, 1997 include approximately $1,777,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount is approximately $686,000.

Note 9 -- Pension Plan
          ------------

               Substantially all employees of the Association are participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 1997 and 1996 was $17,652 and $28,410, respectively.

Note 10 -- Accounting Pronouncements With Future Effective Dates
           -----------------------------------------------------

               SFAS  No.  125,   "Accounting  for  Transfers  and  Servicing  of
          Financial Assets and Extinguishments of Liabilities" was issued in June 1996. This statement provides that transfers of financial assets be recognized as sales only when certain specified criteria related to the transferor surrendering control of the assets are met. These criteria are more restrictive than under previous generally accepted accounting principles. The provisions of this statement will affect the accounting for certain transactions commonly entered into by community financial institutions such as repurchase agreements, bankers acceptances and participation loans. The statement is effective for transactions occurring after December 31, 1996 and is to be applied prospectively.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 10 -- Accounting Pronouncements With Future Effective Dates -- Continued
           -----------------------------------------------------

               SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. This statement defers, for one year, the effective date of Statement No. 125 for repurchase agreements, dollar-roll, securities lending and similar transactions.

               The effect on the Association's financial position and results of operations of implementing Statement No. 125 in 1997 was not material.

               SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Association's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The statement, which is effective for years beginning after December 15, 1997, will not affect the Association's financial position or its results of operations.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 11 -- Regulatory Matters
           ------------------

               The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

               As of June 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Associations' category. The Association's actual capital amounts and ratios are also presented in the table.

                                                                                               To be Well
                                                                                            Capitalized Under
                                                                        For Capital         Prompt Corrective
                                                   Actual            Adequacy Purposes      Action Provisions
                                            --------------------    -------------------    -------------------
                                              Amount      Ratio       Amount      Ratio      Amount      Ratio
                                            ----------    ------    ----------    -----    ----------    -----
As of June 30, 1997:
  Total Capital (to Risk Weighted Assets)   $5,024,419    14.63%    $2,747,520      8%     $3,434,400     10%
  Tier I Capital (to Risk
    Weighted Assets)                         4,754,419    13.84%     1,373,760      4%      2,060,640      6%
  Tier I Capital (to Average Assets)         4,754,419     7.73%     2,461,062      4%      3,076,328      5%
As of June 30, 1996
  Total Capital (to Risk Weighted Assets)    4,745,614    14.33%     2,649,760      8%      3,312,200     10%
  Tier I Capital (to Risk
    Weighted Assets)                         4,620,614    13.95%     1,324,880      4%      1,987,320      6%
  Tier I Capital (to Average Assets)         4,620,614     7.25%     2,548,844      4%      3,186,055      5%

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 11 -- Regulatory Matters -- Continued
           ------------------

               The Association also exceeds the minimum capital standards required by the Office of Thrift Supervision, its primary regulator, as follows:

                                      Actual     Required Minimum    Excess
                                    ----------   ----------------  ----------
          As of June 30, 1997:
             Tangible capital       $4,754,419     $   934,000     $3,820,419
             Core capital            4,754,419       1,867,000      2,887,419
             Risk-based capital      5,024,419       2,748,000      2,276,419

          As of June 30, 1996:
             Tangible capital        4,620,614         958,000      3,662,614
             Core capital            4,620,614       1,916,000      2,704,614
             Risk-based capital      4,745,614       2,650,000      2,095,614

               The Economic Growth and Regulatory Paperwork Reduction Act of 1996 was signed into law on September 30, 1996. One major provision of the act was that institutions such as the Bank, with deposits insured by the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF), were assessed a one time charge to recapitalize the SAIF. Subsequent regulations established the amount of this assessment at .657% of the institution's insured deposits as of March 31, 1995. The law also provided that the assessment would be deductible for tax purposes in the year it was paid. The Bank paid its one-time assessment in the amount of $382,726 in November 1996. It is anticipated that future deposit insurance premiums will be less than those paid in the past because of the one-time assessment making the SAIF solvent.

                       WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                              Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1997

Note 11 -- Regulatory Matters -- Continued
           ------------------

               The act also allows for a merger of the SAIF with the Bank Insurance Fund as of January 1, 1999 if no savings institutions exist at that time. Consequently, the Bank may be required to change its charter to a national bank or state chartered bank before that date.

Note 12 -- Disclosures About Fair Value of Financial Instruments
           -----------------------------------------------------

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

               Cash and Cash Equivalents -- For cash, non-interest bearing deposits, variable rate interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

               Securities -- For marketable securities available for sale and mortgage-backed securities, fair values are based on quoted market prices or dealer quotes.

               Loans Receivable -- For fixed rate residential mortgages, fair value is based on computed present value of cash flows using weighted average term to maturity and weighted average rate of the Association's portfolio. For variable rate loans, the carrying amount is considered a reliable estimate of fair value.

               Ground Rents -- The fair value of ground rents is estimated by management based on anticipated realization in the current market.

               Federal Home Loan Bank Stock -- Because of the limited nature of the market for this instrument, the carrying amount is a reasonable estimate of fair value.

               Deposit Liabilities -- The fair value of demand deposits, savings accounts and advance payments by borrowers for taxes, insurance and ground rents is the amount payable on demand at the reporting date. The fair value for certificate accounts, is based on computed present value of cash flows using the rates currently offered for deposits of similar remaining maturities.

               Commitments -- For commitments to originate loans and purchase loans and mortgage-backed securities, fair value considers the differences between current levels of interest rates and committed rates if any.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 12 -- Disclosures About Fair Value of Financial Instruments -- Continued
           -----------------------------------------------------

               The  estimated  fair  values  of  the   Association's   financial
          instruments as of June 30 are as follows:

                                                  1997                          1996
                                       --------------------------    --------------------------
                                         Carrying                      Carrying
                                          Amount       Fair Value       Amount       Fair Value
                                       -----------    -----------    -----------    -----------
Financial Assets
  Cash and cash equivalents            $ 2,377,092    $ 2,377,092    $ 5,801,246    $ 5,801,246
  Investments securities available
    for sale                             2,992,500      2,992,500      2,964,375      2,964,375
  Mortgage-backed securities               356,187        360,666        424,009        428,502
  Loans receivable                      55,458,566                    53,368,580
    Less: allowance for loan losses        270,000                       125,000
                                       -----------                   -----------
                                        55,188,566     56,052,888     53,243,580     53,886,140
  Ground rents                             129,108         77,465        130,129         78,077
  Federal Home Loan Bank stock             509,900        509,900        509,900        509,900

Financial Liabilities
  Savings deposits                      56,095,332     56,485,590     57,870,624      58,426,486
  Advance payments by borrowers
    for taxes, insurance and ground
    rents                                1,240,877      1,240,877      1,206,553       1,206,553

Loan commitments                         7,285,723      7,285,723      6,792,764       6,792,764

Note 13 -- Plan of Conversion
           ------------------

               On June 18, 1997, the Board of Directors adopted a plan of conversion which provides for (i) the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the "Converted Association," and (ii) the concurrent formation of a holding company for the Converted Association, the "Holding Company."

               The Association's plan of conversion provides for an initial issuance of shares of capital stock to be offered to eligible members, employees and officers of the Association at a price based on an appraisal by an independent appraisal firm. Any shares not purchased by eligible members may be sold at the discretion of the Association to the public.

               Costs, including underwriting discounts, if any, to complete the conversion are expected to be deferred and deducted from the proceeds from the sale of capital stock. If the conversion does not take place all costs incurred will be charged to expense. Deferred costs aggregated $32,720 at June 30, 1997.

                      WYMAN PARK FEDERAL SAVINGS AND LOAN
                           ASSOCIATION AND SUBSIDIARY
                             Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

Note 13 -- Plan of Conversion - Continued
           ------------------

               For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association will, at the time of conversion, establish a liquidation account equal to its retained income as of the date of the latest consolidated statement of financial condition used in the final conversion offering circular. In the event of future liquidation of the Association (and only in such an event), an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a prorata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances for deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to capital stock. After the conversion, no dividends may be paid to stockholders if such dividends reduce retained income of the Association below the amount required for the liquidation account.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Holding Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Holding Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of a offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary...................................
Selected Consolidated Financial Information..........
Risk Factors.........................................
Use of Proceeds......................................
Dividends............................................
Market for Common Stock..............................
Wyman Park Bancorporation, Inc.......................
Wyman Park Federal Savings & Loan Association........
Pro Forma Data.......................................
Pro Forma Regulatory Capital Analysis................
Capitalization.......................................
Consolidated Statements of Operations................
Management's Discussion and Analysis of
 Financial Condition and Results of Operations.......
Business.............................................
Regulation...........................................
Management...........................................
The Conversion.......................................
Restrictions on Acquisitions of Stock and
 Related Takeover Defensive Provisions...............
Description of Capital Stock.........................
Legal Matters........................................
Experts..............................................
Additional Information...............................
Index to Consolidated Financial Statements...........



     Until the later of ________, 1997 or 25 days after commencement of the Offering all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                   [ ] Shares


                                     [LOGO]


                                   WYMAN PARK
                              BANCORPORATION, INC.


                          (Proposed Holding Company for
                           Wyman Park Federal Savings
                               & Loan Association)


                                  Common Stock


                                   Prospectus


                            Trident Securities, Inc.


                                __________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers
---------------------------------------------------

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted

Item 25.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses ...................................           $ 75,000
Accounting fees and expenses ................................             30,000
Appraisal and business plan  preparation
  fees and expenses .........................................             24,000
Conversion Agent fees and expenses ..........................              8,000
Underwriting fees(1) (including financial
   advisory fee and expenses) ...............................            125,911
Underwriter's counsel fees and expenses .....................             40,000
Printing, postage and mailing ...............................             50,000
Registration and Filing Fees ................................             25,000
Blue Sky fees and expenses ..................................              6,000
Stock Transfer Agent and Certificates .......................              7,500
Other expenses(1) ...........................................             36,460
                                                                        --------
     TOTAL ..................................................           $427,871
                                                                        ========
-------------

(1)  Based on maximum of Estimated Valuation Range.

where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 26.  Recent Sales of Unregistered Securities
-------------------------------------------------

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of the Wyman Park Federal Savings & Loan Association, pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 27.  Exhibits and Financial Statement Schedules
----------------------------------------------------
(a) Exhibits:

1.1  Letter Agreement regarding management, marketing and consulting services*

1.2  Form of Agency Agreement*

2    Plan of Conversion

3.1  Certificate  of  Incorporation  of the  Holding  Company

3.2  Bylaws of the Holding Company

3.3  Charter of Association in stock form

3.4 Bylaws of Association in stock form 4 Form of Stock Certificate of the Holding Company

5    Opinion of Silver,  Freedman & Taff,  L.L.P.  with  Respect to  Legality of
     Stock

8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Stock Conversion

8.2 Opinion of Wooden & Benson Chartered with respect to Maryland income tax consequences of the Stock Conversion

10.1 Letter Agreement regarding Appraisal Services and Business Plan
     Preparation*

10.2 Employee Stock Ownership Plan

10.3 Directors Retirement Plan*

22   Subsidiaries

24.1 Consent of Silver, Freedman & Taff, L.L.P.

24.2 Consent of Wooden & Benson Chartered

24.3 Consent of Ferguson & Company

25   Power of Attorney (set forth on signature page)

99.1 Appraisal

99.2 Proxy Statement and form of proxy to be furnished to the Association's account holders

99.3 Stock Order Form and Order Form Instructions*

99.4 Certification

99.5 Question and Answer Brochure*

99.6 Advertising, Training and Community Informational Meeting Materials*

99.7 Letter of Appraiser with respect to Subscription Rights*


-----------

*  To be filed  supplementally or by amendment.

Item 28.  Undertakings
----------------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lutherville, State of Maryland, on September 22, 1997.


                                            WYMAN PARK BANCORPORATION, INC.



                                          By:  /s/ Ernest A. Moretti
                                               ---------------------------------
                                               Ernest A. Moretti, President and
                                               Chief Executive Officer
                                               (Duly Authorized Representative)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest A. Moretti his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Ernest A. Moretti                             /s/ Ronald W. Robinson
-------------------------------------             ------------------------------
Ernest A. Moretti, Director,                      Ronald W. Robinson,
President and Chief Executive Officer             Chief Financial Officer
(Chief Operating Officer)                         (Principal Financial Officer)





/s/ Allan B. Heaver                               /s/ H. Douglas Huether
--------------------------------------            ------------------------------
Allan B. Heaver, Chairman of the Board            H. Dougals Huether, Director




/s/ John K. White                                 /s/ John R. Beever
--------------------------------------            ------------------------------
John T. White, Director                           John R. Beever, Director




/s/ Albert M. Copp                                /s/ Gilbert D. Marsiglia, Sr.
--------------------------------------            ------------------------------
Albert M. Copp, Director                          Gilbert D. Marsiglia, Director




/s/ Jay H. Salkin                                 /s/ G. Scott Barhight
--------------------------------------            ------------------------------
Jay H. Salkin, Director                           G. Scott Barhight, Director

   As filed with the Securities and Exchange Commission on September 22, 1997
                                                   Registration No. 333-________

================================================================================






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   ----------


                                    EXHIBITS

                                       TO

                                    FORM SB-2

                                      UNDER

                           THE SECURITIES ACT OF 1933



                                   ----------





                         WYMAN PARK BANCORPORATION, INC.
                              11 West Ridgely Road
                           Lutherville, Maryland 21094




================================================================================

                                  EXHIBIT INDEX




Exhibits:
---------

1.1  Letter Agreement regarding management, marketing and consulting services*

1.2  Form of Agency Agreement*

2    Plan of Conversion

3.1  Certificate of Incorporation of the Holding Company

3.2  Bylaws of the Holding Company

3.3  Charter of Association in stock form

3.4  Bylaws of Association in stock form

4    Form of Stock Certificate of the Holding Company

5    Opinion of Silver,  Freedman & Taff,  L.L.P.  with  Respect to  Legality of
     Stock

8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Stock Conversion

8.2 Opinion of Wooden & Benson Chartered with respect to Maryland income tax consequences of the Stock Conversion

10.1 Employment Agreement with Ernest A. Moretti

10.2 Letter   Agreement   regarding   Appraisal   Services  and  Business   Plan
     Preparation*

10.3 Employee Stock Ownership Plan

22   Subsidiaries

24.1 Consent of Silver, Freedman & Taff, L.L.P.

24.2 Consent of Wooden & Benson Chartered

24.3 Consent of Ferguson & Company

25   Power of Attorney (set forth on signature page)

99.1 Appraisal*

99.2 Proxy Statement and form of proxy to be furnished to the Association's account holders

99.3 Stock Order Form and Order Form Instructions*

99.4 Certification

99.5 Question and Answer Brochure*

99.6 Advertising, Training and Community Informational Meeting Materials*

99.7 Letter of Appraiser with respect to Subscription Rights*


------------
*  To be filed  supplementally or by amendment.